As filed with the Securities and Exchange Commission on January 24, 2008
Registration No. 333-144646

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EAU Technologies, Inc.

Delaware	(Name of Registrant in Our Charter)	87-0654478
(State of Incorporation )	2842 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Wade R. Bradley
Suite A	Suite A
1890 Cobb International Blvd	1890 Cobb International Blvd
Kennesaw, Georgia 30152	Kennesaw, Georgia 30152
(678) 388-9492	(678)-388-9492
(Address and telephone number of Principal Place of Business)	(Name, address and telephone number of agent for service)

Copies to:
Robert F. Dow, Esq.
Arnall Golden Gregory LLP
171 17th Street, N.W.
Suite 2100
Atlanta, GA 30363-1031
Telephone No.: 404-873-8706
Telecopier No.: 404-873-8707

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated January 24, 2008

EAU Technologies, Inc.
3,596,032 Shares of Common Stock

This prospectus relates to registration of 3,596,032 shares of common stock of EAU Technologies, Inc. (Formerly known as Electric Aquagenics Unlimited, Inc.; “EAU” or the “company” or “us” or “we”) by the selling stockholders of EAU identified in this prospectus. This includes 1,051,670 shares issuable upon exercise of warrants and options held by the selling stockholders.  EAU is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, although EAU could receive up to $2,633,095 upon the exercise of warrants and options, to the extent they are exercised for cash.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “EAUI.OB.” On January 23, 2008, the closing bid price of our common stock was $1.07 per share.

We have not engaged any other underwriter or person to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

Investing in our common stock involves very high risks. See “Risk Factors” beginning on page 3 of this prospectus.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sales is not permitted.

The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2008.

1

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

SUMMARY FINANCIAL INFORMATION	2

THE OFFERING	3

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	10

DILUTION	11

SELLING STOCKHOLDERS	11

PLAN OF DISTRIBUTION	12

MANAGEMENT’S DISCUSSION AND ANALYSIS	13

DESCRIPTION OF BUSINESS	21

MANAGEMENT	28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36

DESCRIPTION OF PROPERTY	38

LEGAL PROCEEDINGS	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	41

DESCRIPTION OF SECURITIES	45

INDEMNIFICATION	46

EXPERTS	46

LEGAL MATTERS	46

HOW TO GET MORE INFORMATION	46

FINANCIAL STATEMENTS	F-1

Our audited financial statements for the fiscal year ended December 31, 2006, are contained in our Annual Report on Form 10-KSB.

PROSPECTUS SUMMARY

EAU TECHNOLOGIES, INC., previously known as Electric Aquagenics Unlimited, Inc. (referred to herein sometimes as “EAU,” “we,” “us,” or the “Company”), is in the business of developing, manufacturing and marketing equipment that uses water electrolysis to create fluids. These fluids have various commercial applications and may be used in commercial food processing organic or non-organic agricultural products that clean, disinfect, remediate, hydrate and moisturize. The processes for which these fluids may be used are referred to in this prospectus as the “EOW Technology.” For example, we believe that our food and agricultural treatment products potentially may be used to systemically treat all facets and phases of the food chain, from soil to animal feed to meat processing. Our products would accomplish this by eliminating dangerous and unhealthy pathogens from the food chain with organically based and highly effective solutions. We make the claim that our products are “non-toxic”. We can do this because at the levels we employ our technology, our studies both internal as well as through third parties show no toxicity. We are conducting further studies so we can make more specific claims in the future. At the levels employed, the fluids and products are safe for the environment and non-toxic. Our fluids and products also do not contain or leave harmful residues often associated with chemical-based supplements and disinfecting and cleaning agents. The electrolyzed fluids created by the EOW Technology (referred to herein sometimes as the “EO Fluids” or “Empowered WaterTM”) generated by our patented and patent pending specialized equipment currently replace many of the traditional products used in commercial, industrial and residential disinfecting and cleaning.

We have identified the following industries for early stage sales and marketing focus: 1) dairy production and processing, 2) meat and poultry processing, 3) environmental remediation and 4) agricultural grow-out and processing (“Primary Markets”). As of the date of this Prospectus, the Company was focused on these markets because we believe that for each of these markets we have a competitive advantage, a leading strategic industry partner, and/or we can provide an attractive value-added proposition. To penetrate these markets, EAU is conducting trials that will lead to partnerships with industry leaders who can assist in rolling the technology out on a large scale.

We have obtained patent protection on two separate facets of electrolyzed fluids as well as the water generating technology. The facets for which we have obtained patent protection are how the fluids are used and how they are stabilized for use in different applications. Additionally, we have patents pending on poultry processing, and we have filed several provisional patent pending applications to protect new processes and products, as described herein. Previously, we generated our revenues primarily from equipment sales to the carpet and living surfaces industries, and some consumer product sales. In 2006, we saw our first sales in the agriculture segment. All of these sales were made to Water Science, LLC, a company set up primarily to market Empowered Water™ in Latin America. Currently we are seeking to expand those markets as well as introducing what we have learned in those markets to the United States. We will continue to seek to derive future EOW Technology revenues from recurring fees we charge to customers based on per-unit or per-gallon of fluid used after equipment has been installed. Additionally, we will seek to introduce our technology to meat and poultry processing by leveraging the development and trials that we conducted in the United States.

We have suffered recurring losses from operations and had an accumulated deficit of $41,630,495 and $31,091,292 as of September 30, 2007 and December 31, 2006, respectively. For the year ended December 31, 2006, EAU had net losses of $8,515,357 and needs additional capital to execute its growth plan. We have received a going concern report from our independent auditors on our financial statements for fiscal years ended December 31, 2006 and 2005.

The shares being offered under this prospectus were issued in the following transactions:

In 2003, the Company sold to Charles and Donna Bergh warrants to purchase 100,000 shares of common stock at $0.50 per share. In May 2007, these warrants were exercised for $50,000. All of these shares are included in this prospectus.

During 2004, the Company used the services of a consulting company, Integra Management. As part of the payment to Integra the Company issued 60,000 shares for services. Jay Potter is the managing member of Integra Management. Mr. Potter is a member of the Board of Directors of the Company.

In October 2004, the Company entered into a public relations contract with Strategic Growth International for public relations consulting work. As part of the agreement, the Company issued 250,000 warrants, exercisable at $4.00 per share. All the shares underlying the warrants are being registered under this prospectus.

In August 2005, the Company terminated a joint venture agreement with KES Air. As part of the agreement the Company agreed to issue 100,000 warrants, exercisable at $0.01 per share. All the shares underlying the warrants are being registered under this prospectus.

In October 2005, the Company issued options to two individuals, William Shupe and Philip Adams, for services rendered with an exercise price of $0.01. The total number of shares being registered related to these issuances is 125,000.

In January 2006, the Company issued a total of 76,670 shares and 76,670 warrants to three groups for consulting services related to exploring potential business markets. The shares were valued at $2.58 per share.

In May 2006, the Company entered into a consulting agreement with JL Montgomery Consulting, LLC (“JLM”). Under the terms of the agreement, the Company issued 500,000 warrants for services. The Company is also obligated to pay JLM consulting fees after the Company achieves profitability. The shares underlying the warrants are being registered under this prospectus.

In October 2006, the Company sold and issued to Mr. Peter F. Ullrich 1,153,846 shares of the Company’s common stock. As part of the transaction, Mr. Ullrich also agreed to purchase an additional 1,153,846 shares in January 2007. The shares were sold for $1.30 per share, for a total of $3,000,000. The Company paid $30,000 in placement agent fees, for net proceeds to the Company of $2,970,000.

About Us

Our principal place of business is located at 1890 Cobb International Boulevard, Suite A, Kennesaw, Georgia 30152. Our telephone number at this facility is (678) 388-9492.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Nine Months Ended September 30,
Statements of Operations	2007	2006
Revenues	$1,126,457	$1,882,077
Cost of Goods Sold	461,270	1,193,907

Gross Profit (Loss)	665,187	688,170
Operating Expense	7,862,845	6,216,159

Operating (Loss)	(7,197,658)	(5,527,989)
Other Income (Expense)	(3,341,545)	(131,985)
Income from Discontinued Operations	-	28,198
Net (Loss)	$(10,539,203)	$(5,631,776)

(Loss) Per Share – Basic and Diluted	$(0.78)	$(0.55)

	Year Ended December 31,
Statements of Operations	2006	2005
Revenues	$1,949,709	$676,502
Cost of Goods Sold	1,259,514	651,812

Gross Profit (Loss)	690,195	24,690
Operating Expense	8,452,905	10,954,030

Operating (Loss)	(7,762,710)	(10,929,340)
Other Income (Expense)	(780,845)	(2,362,757)
Income from Discontinued Operations	28,248	43,847
(Loss) on disposal of Discontinued Operations	(50)	-
Net (Loss)	$(8,515,357)	$(13,248,250)

(Loss) Per Share – Basic and Diluted	$(0.81)	$(1.54)

Balance Sheets	September 30, 2007	December 31, 2006	December 31, 2005
Cash and cash equivalents	$309,914	$206,094	$681,348
Total Current Assets	2,987,430	3,077,702	2,891,739
Total Assets	$5,000,650	$4,929,761	$5,809,927

Total Current Liabilities	5,830,682	2,116,472	1,802,547
Total Long-Term Liabilities	7,840,949	6,752,070	6,744,051
Total Liabilities	13,671,631	8,868,542	8,546,598

Total stockholders’ equity (deficit)	(8,670,981)	(3,938,781)	(2,736,671)
Total Liabilities and stockholders’ equity	$5,000,650	$4,929,761	$5,809,927

THE OFFERING

Common Stock
Up to 2,544,362 shares of common stock and up to 1,051,670 shares of common stock issuable upon exercise of outstanding options and outstanding warrants may be offered by the selling stockholders under this prospectus.

Common Stock Outstanding

Common stock outstanding prior to this offering	15,257,113 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	16,308,783 shares(2)

OTC Bulletin Board Symbol	Common stock: “EAUI.OB”

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution
The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions.

We are paying all of the expenses in connection with the preparation of this prospectus and the related Registration Statement, estimated at $60,535. See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at January 23, 2008.

(2)	15,257,113 shares outstanding at January 23, 2008 plus 1,051,670 shares, assuming exercise of all outstanding options and warrants, equals a total of 16,308,783 shares.

Because the selling stockholders will offer and sell the shares of our common stock at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders. The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions. Our stock is included for quotation in the OTC Bulletin Board under the symbol “EAUI.OB.”

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

An investment in the Company's securities involves a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the Company and its business before making an investment decision to purchase the Company's securities.

We cannot guarantee that we will continue as a going concern because we have not yet been successful in establishing profitable operations.

We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2006 and 2005. The footnotes to our financial statements list factors, including recurring losses since incorporation, which raise some doubt about our ability to continue as a going concern.

It is difficult for third parties to evaluate our likely future performance because we are an early stage company without long operating history.

Since our incorporation in March 2000, we have been engaged in start-up and development activities. We have operated at a loss, and we expect losses to continue. We have little operating history upon which a third party may base an evaluation of our likely future performance.

We may not be able to successfully develop our business because our products and market are evolving.

There can be no assurance that our business strategies will lead to any profits. We face risks and uncertainties relating to our ability to successfully implement our strategies. We face expenses and uncertainties related to operating with a little known product, with an unproven business model, and a new and rapidly evolving market. Our business model is based on an expectation that demand for ecologically friendly disinfecting and cleaning products will increase materially. However, the demand may never materialize.

We have a history of losses, and we will need additional capital to continue our operations. If we are unable to obtain additional capital, we will have to curtail our operations.

As of the date of this Prospectus, we have generated limited revenues and incurred significant losses. We have never been profitable and continue to incur losses from operations. We may never generate sufficient revenue, income and cash flows to support our operations. We expect to incur losses because we anticipate incurring significant expenses in connection with developing our generators and products, expanding markets, and building brand awareness. Our future revenues could decline by reason of factors beyond our control such as technological changes and developments, downturns in the economy and decreases in demand for sanitizing electrolyzed fluid related products. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the value of our common stock may decline.

Our management may not have adequate time and resources to conduct our distribution activities, which could hinder our ability to sell products.

Currently we do not use independent parties to distribute or place our generators. We do not expect to use outside distributors to market or sell our products in the next 12 months. We may not be able to sell our products effectively if our management does not have adequate time and resources to conduct our distribution activities. Moreover, as our sales grow, the strain on our management to sell and distribute products may increase. In the event that we decide to retain distributors, we may not be able to establish relationships with distributors. In addition, we may incur additional costs and business delays and interruptions in sourcing distributors.

We may need substantial additional funds that we may not be able to acquire.

Our cash requirements may vary materially from those now planned as a result of marketing efforts, relationships with suppliers, changes in the direction of our business strategy, and/or competitive and technical advances for electrolyzed water as a sanitizer. We may not be able to continue to improve or develop successful electrolyzed water products. In addition, it may be more costly than we have anticipated developing new products. We may incur costs that are necessary to comply with governmental requirements. For example, we may be required to obtain approval from the U.S. Food and Drug Administration for our current or planned products. We may require substantial additional funding for our operating expenses and for marketing and sales programs. We may not be able to obtain adequate funds for these purposes when we need them or on acceptable terms.

It may be difficult to assess our future income performance as a number of factors may cause fluctuations in operating results.

We believe that period-to-period comparisons of our operating results are not a good indication of our future performance because of variables which include:

-	Growth rate of the market for environmentally friendly sanitizing products;

-	Our ability to attract and retain customers;

-	Our ability to upgrade, develop and maintain our systems and infrastructure;

-	Amount and timing of operating costs and capital expenditures relating to business expansion and infrastructure;

-	Delays in developing and introducing new products;

-	Announcement, introduction and market acceptance of new or enhanced sanitizing products by competitors;

-	Governmental regulation of our products by agencies such as the FDA, USDA, EPA, or others.

Failure to successfully develop and introduce new products would harm our business.

Our future success depends in large part on our ability to develop new or enhanced uses for our products. We may fail to identify new product opportunities successfully or develop and timely bring new products to market. We may also experience delays in completing development of enhancements to, and new versions of, our products. We may be unable to develop or acquire marketable products in a timely manner. In addition, product innovations may not achieve the market penetration or price stability necessary for profitability. As the market and technology related to environmentally friendly sanitizing products grows, we may change our business model to take advantage of new business opportunities, including business areas in which we do not have extensive experience. Failure to develop these or other businesses successfully, would be harmful to our business.

We may be unable to protect our intellectual property and proprietary rights, which could harm our business.

Our success depends in part upon our ability to protect our intellectual property. We rely on a combination of trade secret, trademark, and contractual protection to establish and protect our proprietary rights. We are also applying for patent protection from the United States government, but do not own patents on products that we intend to launch in the next 12 months. We may enter into confidentiality agreements with employees and consultants involved in product development or distribution. Despite efforts to protect proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Precautions may not prevent someone from misappropriating or infringing our intellectual property, or an independent third-party from developing competitive products.

Our products are not patented which creates vulnerability to competitors.

We have been assigned rights to applications submitted to the U.S. Patent and Trademark Office for a utility patent relating to the use of our electrolyzed acidic fluid to sanitize eggs, and a second patent relating to the use of our electrolyzed alkaline fluid to clean and sanitize carpets and hard surfaces. The active ingredient in the sanitizing fluids that are created by our generator products is electrolyzed water that kills bacteria, viruses and molds shortly after contact. We did not create the concept of electrolyzed water as a sanitizer and cleaner and other companies may purchase machines to create electrolyzed water or develop machines to create electrolyzed water and compete with us. Such competition could have a harmful effect on our business.

If our services and technologies are used in defective products or include defective parts, we may be subject to product liability or other claims.

If we market products that are defectively manufactured, used in defective or malfunctioning products or contain defective components, we could be subject to product liability claims and product recalls, safety alerts or advisory notices. While we have product liability insurance coverage, we cannot assume that it will be adequate to satisfy claims made against us in the future or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business, financial condition, results of operations and reputation, and on our ability to attract and retain licensees and customers.

We have material weaknesses in our internal control over financial reporting which could have a material adverse effect on our business and a negative impact on our stock price.

In our preparation of the consolidated financial statements for the year ended December 31, 2005, management identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2005, which resulted in errors in our 2005 financial statements and required a restatement of our consolidated financial statements for year ended December 31, 2004, which restatement appeared in the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005. Additional errors were discovered subsequent to the filing of our Annual Report on Form 10-KSB. A material weakness is a control deficiency or combination of control deficiencies which results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Although we are currently in the process of implementing remediation measures to correct these material weaknesses, we can provide no assurance that we will be successful in these efforts or that the remediation measures will result in our having adequate internal control over financial reporting in the future. In addition, we cannot assure you that we will not in the future identify further deficiencies or weaknesses in our internal control over financial reporting. If we are unable to adequately remediate our material weaknesses and maintain an effective system of internal control, our ability to timely and accurately report financial results may continue to be adversely affected, which could have a material adverse effect on our ability to operate our business. Any failure to file periodic reports on a timely basis could have many consequences, including:

-	actions by the SEC against us for failure to comply with applicable federal securities laws;

-	our inability to use certain short form registration statements; and

-	our potential inability to comply with contractual obligations relating to the registration of securities.

In addition, we may incur substantial costs in connection with these remediation measures and the implementation of such measures may distract management from its ordinary business functions.

We will incur substantial costs to comply with the requirements of the Sarbanes-Oxley Act of 2002.

The Sarbanes-Oxley Act of 2002 (the Act) introduced new requirements regarding corporate governance and financial reporting. Among the many requirements is the requirement under Section 404 of the Act for management to annually assess and report on the effectiveness of our internal control over financial reporting and for our registered public accountant to attest to this report. The SEC has modified the effective date and adoption requirements of Section 404 implementation for non-accelerated filers, such as us, such that we are first required to issue our management report on internal control over financial reporting in our annual report on Form 10-KSB for the fiscal year ending December 31, 2007. We will be required to dedicate significant time and resources during fiscal 2007 to ensure compliance. The costs to comply with these requirements will likely be significant and adversely affect our operating results. In addition, there can be no assurance that we will be successful in our efforts to comply with Section 404. If we fail to comply with Section 404, we could incur penalties and additional expenditures to meet the requirements, which could affect the ability of our auditors to issue an unqualified report, which is currently required to be submitted by December 31, 2008. If the auditors are unable to issue an unqualified report, this, in turn, may further adversely affect our business and operating results.

Convertible promissory notes and stock purchase warrants that we issued may subject us to liability under Sections 5 and 12 of the Securities Act of 1933 if they are deemed unregistered securities sold without an exemption.

Convertible promissory notes totaling approximately $82,214 along with warrants issued to Castle Arch Bridge Fund, L.L.C. and Charles and Donna Bergh in 2002 may not be deemed exempt transactions under Section 4(2) of the Securities Act of 1933 and, therefore, would expose us to potential liability under Sections 5 and 12 of the Securities Act of 1933 and state blue securities laws. The SEC, state agencies or the security holders could bring actions in state or federal courts disputing the legality of the issuance. If a court holds that the sales of the convertible promissory notes are not exempt transactions, damages could include court ordered disgorgement of the $82,214 note proceeds, payment of interest to the holders of the securities for the period we held the $82,214, and court fees and costs awarded to the holders of those securities.

We may incur additional costs to address federal and state tax compliance issues.

Management has determined that the Company owes taxes with respect to certain stock options and warrants granted for services provided to the Company. This tax liability arose because the Company’s failed to satisfy withholding tax obligations when options were exercised and to timely amend certain options to comply with the applicable requirements of Section 409A of the Code during fiscal year 2005 and the first six months of 2006. Management has reviewed all options and warrants with professional tax advisors to determine the proper treatment. However, based on the present estimate of this tax liability, the Company has accrued a liability in its financial statements of $82,000 for these taxes. The Company’s estimate assumes that a significant discount may be utilized in determining the fair market value of the Company’s stock for purposes of calculating the applicable employment taxes owed by the Company based on factors such as lack of marketability or restrictions on trading. If this position were challenged successfully by the Internal Revenue Service, the Company’s actual tax liability may be greater. The Company has estimated its maximum potential tax liability attributable to the options to be $168,000.

The Company has also determined that it may owe additional taxes with respect to compensation paid to certain former officers in 2005 and the first six months of 2006. The Company classified these former officers as independent contractors for federal and state tax purposes. If the Company’s classification of these former officers as independent contractors were challenged successfully, the Company would be liable for underpayment of federal and state employment taxes. Based on the present estimate of this tax liability, the Company has accrued a liability in its financial statements of $118,000. This estimate assumes that the Company may reduce its tax liability for the income and self-employment taxes paid by these former officers on the compensation received from the Company. If the Company is unable to reduce its tax liability for taxes paid by these former officers, the Company’s actual tax liability attributable to this issue may be greater. The Company has estimated its maximum potential tax liability attributable to this issue to be up to $356,000.

GENERAL RISKS RELATING TO THE SANITATION AND CLEANING INDUSTRIES.

Competition from major companies may decrease our market share, net revenues and gross margins.

Competition in the chemical based disinfecting and surface cleaning products market is intense, and we expect competition to increase. Companies such as SC Johnson, The Clorox Company, Dow, and Procter & Gamble dominate the market. It is possible that large companies that sell chemical based disinfecting and surface cleaning products could develop sanitizers composed of electrolyzed fluids as the key ingredient. Due to these potential competitors' extreme size and financial health, they could use their substantial market share and name recognition, and easy access to marketing outlets and capital markets to compete with us. These companies have substantially greater financial, creative and marketing resources, and proven histories, and may decide to enter and effectively compete in the electrolyzed fluid market, which could adversely affect our business.

Competitors currently selling electrolyzed fluid based sanitation and cleaning products may decrease our market share, net revenues and gross margins.

Many of the companies that already sell electrolyzed fluid based sanitation and cleaning products are able to frequently update and expand products and introduce new products and to diversify product offerings. Many of these competitors are large and financially strong, and include Hoshizaki, Miox, and Toyo. We compete with these companies primarily in developing electrolyzed fluid products and applications and obtaining customers. These companies have substantially greater financial, creative and marketing resources and proven histories that could make it difficult to compete or maintain customers in the electrolyzed fluid sanitizer market.

Our net revenues and gross margins will not improve if the market for environmentally friendly sanitizing products does not develop.

The market for environmentally friendly sanitizing products is new and evolving. As a result, demand and market acceptance for our products is uncertain. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products do not achieve or sustain market acceptance, our business could be harmed.

Our success will depend on growth in consumer acceptance of environmentally friendly sanitizing products as an alternative to chemically based products.

Factors that might influence market acceptance of our products over which we have little or no control include development of alternative products or methods and willingness of consumers and businesses to use environmentally friendly sanitizing products. Our success depends on the increasing demand for environmentally friendly disinfecting and sanitizing products. If such demand does not continue to increase, demand for our products will be limited and our financial results will suffer.

Inability to manage growth could hinder our success.

We believe electrolyzed water as a sanitizer has broad applications and due to its non-toxic nature has advantages over chemical based sanitizers. As a result, we believe that we have the ability to grow rapidly during the next few years. In the event we do grow rapidly, we will be in circumstances currently unfamiliar to us. Our efforts to manage our production and larger scale quality assurance efforts may not be successful or we may fail to satisfy large demand requirements on a timely and/or cost-effective basis. A failure to manage our growth would have an adverse effect on our operations and overall financial health.

ADDITIONAL RISKS RELATED TO OUR COMMON STOCK

Continued control by existing management and a limited number of shareholders.

The Company's management and a limited number of shareholders retain significant control over the Company and its business plans and investors may be unable to meaningfully influence the course of action of the Company. The existing management and a limited number of shareholders are able to control substantially all matters requiring shareholder approval, including nomination and election of directors and approval or rejection of significant corporate transactions. There is also a risk that the existing management of the Company and a limited number of shareholders will pursue an agenda which is beneficial to themselves at the expense of other shareholders.

There is no assurance of an active public market for the Company's common stock and the price of the Company's common stock may be volatile.

Given the relatively minimal public float and trading activity in the Company's securities, there is little likelihood of any active and liquid public trading market developing for its shares. If such a market does develop, the price of the shares may be volatile. Since the shares do not qualify to trade on any national securities exchange, if they do actually trade, the only available market will continue to be through the OTC Bulletin Board or in the "pink sheets". It is possible that no active public market with significant liquidity will ever develop. Thus, investors run the risk that investors may never be able to sell their shares.

Possible future issuances of additional shares that are authorized may dilute the interests of stockholders.

The Company's Certificate of Incorporation currently authorizes its Board of Directors to issue up to 50,000,000 shares of Common Stock. Any additional issuances of any of the Company's securities will not require the approval of shareholders and may have the effect of further diluting the equity interest of shareholders.

Existence of limited market for the Company's common stock.

There has been a very limited market for the Company's common stock. Accordingly, although quotations for the Company's common stock have been, and continue to be, published on the OTC Bulletin Board and the "pink sheets" published by the National Quotation Bureau, Inc., these quotations, in light of the Company's operating history, continuing losses and financial condition, are not necessarily indicative of the value of the Company. Such quotations are inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

There are legal restrictions on the resale of the common shares offered herein, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares.

Our securities are subject to the “penny stock” rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ Capital Market. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the common stock and warrants offered hereby in the secondary market. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers willing to engage in the trading of our shares. This results in reduced liquidity and an increase in the spread between the bid and ask price. Investors should be aware that the level of trading activity on the secondary market can be very illiquid and investors may find it expensive and difficult to sell their shares.

Sales of a substantial number of restricted shares that will be eligible for sale could adversely affect the price of our common stock.

We have issued 10,839,843 shares of "restricted" common stock in consideration for proprietary rights, business plans, organizational services and expenses and cash in private placements. Many of the shares are held by persons who are officers, directors and/or control persons of the Company and who hold such shares as "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. These securities held by officers, directors and/or control persons may be sold in compliance with Rule 144 which provides, in essence, that officers and directors and others holding restricted securities may each sell, in brokerage transactions, an amount equal to 1% of the company's total outstanding common stock every three months. In addition, Rule 144 provides that shares must not be sold until they have been held for a period of at least one year from the date they were fully paid for. The possible sale of these restricted securities under Rule 144 may, in the future, have a depressive effect on the price of the company's Common Stock in any public market which may develop, assuming there is such a market, of which there can be no assurance. Furthermore, persons holding restricted securities for one year who are not "affiliates" of the company, as that term is defined in Rule 144, may sell their securities pursuant to Rule 144 without any restrictions and/or limitations on the number of shares sold. There are approximately 11,651,781 shares of Common Stock which will be available for sale under Rule 144 beginning December 31, 2007.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders, although EAU could receive up to $2,633,095 upon the exercise of warrants and options to the extent they are exercised for cash.

DILUTION

The net tangible book value of our Company as of September 30, 2007 was $(9,869,608) or $(0.73) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Our net tangible book value, however, will not be impacted by the common stock to be registered hereunder, as there will be no new shares issued in connection with this offering.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.  A description of each selling stockholder’s number of shares and the percentage each will be registered in this filing, is below.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

Selling stockholder	No. Shares Beneficially Owned Prior to Offering(1)	Maximum No. Shares Being Offered(1)	No. Shares Beneficially Owned After Offering(2)	% of Outstanding Shares Owned After Offering
JL Montgomery Consulting, LLC. (3)	544,300	500,000	44,300	0%
Peter Ullrich (4)	14,462,492	2,307,692	12,154,800	52.6%
Integra Management (5)	60,000	60,000	0	0%
TCI Global, LLC(6)	83,340	83,340	0	0%
Fresh off the Boat, LLC (7)	60,000	60,000	0	0%
Debra Nelson (8)	10,000	10,000	0	0%
Strategic Growth International Inc. (9)	250,000	250,000	0	0%
John Hayman (10)	40,000	40,000	0	0%
John Hayman, Jr. (10)	30,000	30,000	0	0%
Scott Hayman (10)	20,000	20,000	0	0%
Dave Heffner (10)	10,000	10,000	0	0%
William R. Shupe(11)	100,000	100,000	0	0%
Phillip Adams(12)	25,000	25,000	0	0%
Charles and Donna Bergh JTWROS, Charles and Donna Bergh, Trustees (13)	100,000	100,000	0	0%

(1)
The Company only has one class of stock outstanding, thus all shares being offered are shares of common stock. Beneficial ownership as of January 16, 2008, for all selling stockholders based upon information provided by the selling stockholders known to us.

(2)	Percentages and share ownership numbers are as January 9, 2008 and are based on the assumption that all such shares will be sold by the selling stockholder.
(3)
J. Leo Montgomery is the managing member of JL Montgomery Consulting, LLC (“JLM”). JLM has acted as a consultant to the Company. In November 2007, Mr. Montgomery was elected to the Board of Directors of the Company as the non-executive Chairman. Under the terms of the agreement, the Company is obligated to pay JLM consulting fees after the Company achieves profitability. These shares represent warrants to purchase 500,000 shares of common stock pursuant to a consulting agreement with the Company.

(4)
Water Science, LLC is the exclusive licensee of EAU’s technologies in Latin America. Water Science is owned and managed by Peter Ullrich, EAU’s largest shareholder and customer. Mr. Ullrich is a member of the Board of Directors of the Company. See “Certain Relationships and Related Transactions.” Shares offered by Peter Ullrich include 1,153,846 shares that were purchased by Mr. Ullrich in October 2006 and 1,153,846 shares purchased in January 2007, pursuant to a purchase agreement entered into in October 2006. For additional information about beneficial ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(5)
Jay Potter is the managing member of Integra Management. Mr. Potter is a member of the Board of Directors of the Company. Integra Management provided consulting services to the Company. The shares being offered were acquired by Integra Management in 2004 for consulting services provided to the Company. See “Certain Relationships and Related Transactions.” For additional information about beneficial ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(6)	Sean Sullivan is the managing member of TCI Global, LLC. TCI Global, LLC received 41,670 shares and 41,670 warrants for consulting services performed in 2006.
(7)	Stevenson Asuega is the managing member of Fresh Off the Boat, LLC. Fresh Off the Boat, LLC received 30,000 shares and 30,000 warrants for consulting services performed in 2006.
(8)	Debra Nelson, a consultant, received 5,000 shares and 5,000 warrants for consulting services performed in 2006.
(9)
Richard Cooper is the Chairman of the Board of Directors for Strategic Growth International Inc. These shares represent warrants to purchase 250,000 shares of common stock pursuant to a consulting agreement with the Company.

(10)	The shares represent warrants to purchase 100,000 shares of common stock pursuant to the termination agreement of a distributor agreement between the Company and KesAir Corporation.
(11)	William Shupe is a former employee who was given options to purchase up to 100,000 shares of common stock. The option grant was for services performed by Mr. Shupe.
(12)	Phillip Adams is a former employee who was given options to purchase up to 25,000 shares of common stock. The option grant was for services performed by Mr. Adams.
(13)	Charles and Donna Bergh purchased 100,000 warrants in 2003. The warrants were exercised in 2006 for $50,000, or $0.50 per share.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;
•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or
•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

MANAGEMENT’S DISCUSSION AND ANALYSIS

EAU TECHNOLOGIES, INC., previously known as Electric Aquagenics Unlimited, Inc. (referred to herein sometimes as “EAU,” “we,” “us,” or the “Company”), is in the business of developing, manufacturing and marketing equipment that uses water electrolysis to create fluids. These fluids have various commercial applications and may be used in commercial food processing organic or conventional agricultural products that clean, disinfect, remediate, hydrate and moisturize. The processes for which these fluids may be used are referred to in this prospectus as the “EOW Technology.” For example, we believe that our food and agricultural treatment products potentially may be used to systemically treat all facets and phases of the food chain, from soil to animal feed to meat processing. Our products would accomplish this by eliminating dangerous and unhealthy pathogens from the food chain with organically based and highly effective solutions. We make the claim that our products are “non-toxic”. We can do this because at the levels we employ our technology, our studies both internal as well as through third parties show no toxicity. We are conducting further studies so we can make more specific claims in the future. At the levels employed, the fluids and products are safe for the environment and non-toxic. Our fluids and products also do not contain or leave harmful residues often associated with chemical-based supplements and disinfecting and cleaning agents. The electrolyzed fluids created by the EOW Technology (referred to herein sometimes as the “EO Fluids” or “Empowered WaterTM”) generated by our patented and patent pending specialized equipment currently replace many of the traditional products used in commercial, industrial and residential disinfecting and cleaning.

We have identified the following industries for early stage sales and marketing focus: 1) dairy production and processing, 2) meat and poultry processing, 3) environmental remediation and 4) agricultural grow-out and processing (“Primary Markets”). As of the date of this Prospectus, the Company was focused on these markets because we believe that for each of these markets we have a competitive advantage, a leading strategic industry partner, and/or we can provide an attractive value-added proposition. To penetrate these markets, EAU is conducting trials that will lead to partnerships with industry leaders who can assist in rolling the technology out on a large scale.

We have obtained patent protection on two separate facets of electrolyzed fluids as well as the water generating technology. The facets for which we have obtained patent protection are how the fluids are used and how they are stabilized for use in different applications. Additionally, we have patents pending on poultry processing, and we have filed several provisional patent pending applications to protect new processes and products. Previously, we generated our revenues primarily from equipment sales to the carpet and living surfaces industries, and some consumer product sales. In 2006, we saw our first sales in the agriculture segment. All of these sales were made to Water Science, LLC, a company set up primarily to market Empowered Water™ in Latin America. Currently we are seeking to expand those markets as well as introducing what we have learned in those markets to the United States. We will continue to seek to derive future EOW Technology revenues from recurring fees we charge to customers based on per-unit or per-gallon of fluid used after equipment has been installed. Additionally, we will seek to introduce our technology to meat and poultry processing by leveraging the development and trials that we conducted in the United States.

We have shipped and installed five of the nine units ordered from Water Sciences, LLC. The units have been installed in Holland, Ecuador, Costa Rica, Mexico and Colombia. Shipment dates and locations of the remaining units have yet to be determined by Water Sciences. Water Sciences is currently using Empowered Water™ fluids in various agricultural channels.

We are currently installed in four Whole Foods Market (WFM) stores in the South Region. These stores are using the Empowered Water™ in three areas of the store: floral, fresh cut produce and leafy vegetable rinse area. In January 2007, the Company entered into an amended exclusive licensing and product supplier agreement with Zerorez Franchising Systems, Inc. (Zerorez), a previously affiliated entity, to provide Zerorez with its Primacide water solutions and water generator for its carpet cleaning franchisees. The Company has sold Empowered Water™ generators to over 30 franchises. The Company is committed to sell to Zerorez the Primacide B water generator over the next 5 years under the agreement, ending on December 31, 2011. The agreement allows for the automatic renewal of the agreement for three (3) terms of five year terms, unless both parties agree to the cancellation of the agreement.

In May 2007, we signed an agreement with a small dairy plant whereby the dairy has agreed to lease our equipment and pay a royalty for the technology beginning in August 2007. The Company had been testing our equipment in this facility for over one year. While the amounts for this agreement are not significant, the Company believes that this agreement will serve as a model for expanding its presence in the dairy industry. Since then, we have also signed agreements with multiple other dairies to install our equipment and begin testing our equipment at their facilities. We are currently in trials on six farms in different regions of the Country.

Our operations are currently funded by a combination of revenues and capital funding.

Financial Position and Results of Operations

The following discussion should be read in conjunction with selected financial data and the financial statements and notes to financial statements.

Financial Position

The Company had $309,914 in cash as of September 30, 2007, compared to $206,094 at December 31, 2006. We also had $240,000 in restricted cash related to an escrow agreement. Our working capital as of September 30, 2007 was $(2,843,252) compared to $961,230 at December 31, 2006. The majority of the change in working capital is due to the reclassification of the Senior Note form long term debt to a current liability as it is now due within one year. In addition to the senior note, the change is also due to the advances made to the Company in anticipation of exercising warrants (which occured in October 2007). The Company has received and recorded $697,500 in advance deposits from Water Science on machine orders at September 30, 2007. This will be reduced as the Company delivers machines on order to Water Science, a related party. Water Science, who has exclusive rights to sell our products in Central and South America is also an affiliate of the Company, by agreement may purchase machinery from us at cost plus 25 percent. These deliveries are targeted to occur during 2008. Long term debt decreased $1,371,091 at December 31, 2006 to $62,356 at September 30, 2007, or $1,308,735. The decrease is a result of the reclassification of the Senior Note Payable as previously discussed. At September 30, 2007, our stockholders’ deficit was $8,670,981. The majority of the decrease is from the recording of the expenses related to the issuance of warrants, as discussed later.

Summary of select balance sheet information follows:

	September 30, 2007	December 31, 2006
Balance Sheet Data:	(Unaudited)
Cash and Cash Equivalents	$309,914	$206,094
Total Current Assets	2,987,430	3,077,702
Total Assets	5,000,650	4,929,761
Total Current Liabilities	5,830,682	2,116,472
Long Term Debt	62,356	1,371,091
Total liabilities and stockholders’ equity	$5,000,650	$4,929,761

Results of Operations for the Three months ended September 30, 2007 and 2006

Revenues and Net Loss

The Company had total revenues of $396,875 for the three months ended September 30, 2007, which represents a decrease of 49% from the $778,737 in total revenues for the same period one year earlier. Net loss for the three months ended September 30, 2007 was $1,199,252, or a loss of $0.09 per share, compared with a net loss of $1,351,852, or $0.12 per share for the same period in 2006. The current quarter net loss includes $279,255 in interest expense, compared to $282,909 in 2006. The majority of the interest expense is related to the senior note payable entered into in September 2005.

General and Administrative Expenses

The Company’s general and administrative expenses totaled $1,193,528 during the three months ended September 30, 2007, compared to $1,289,315 during the three months ended September 30, 2006, for a decrease of $95,787, or 7%. General and Administrative expense for 2007 consisted primarily of expense related to payroll and other compensation expense ($579,464), legal and professional fees ($204,309) and travel related expenses ($82,805). The Company has implemented tighter controls to reduce its general and administrative expenses by reducing any unnecessary expenses, reducing payroll expense and challenging all of its expenditures.

Research and Development

Research and development expenses incurred during the three month period ended September 30, 2007 increased $16,439 or 33%, from $50,329 in 2006 to $66,768 in 2007. It is anticipated that the Company’s research and development expenditures will vary over the next months due to research it intends to continue in the agriculture poultry and dairy markets. While the Company will continue to conduct research to improve its products and their performance, it believes it has developed proven products that have commercial value in its targeted markets.

Summary of select income statement information follows:

	Three months ended September 30,
	2007	2006	Better (Worse)	Percent Change
Revenue, net	$396,875	$778,737	$(381,862)	49%
Gross profit	250,103	265,883	(15,780)	6%
Loss before other income	1,069,988	1,128,470	58,482	5%
Net loss	1,199,252	1,351,852	152,600	11%
Loss per share	0.09	0.12	0.03	25%

Results of Operations for the Nine months ended September 30, 2007 and 2006

Revenues and Net Loss

The Company had total revenues of $1,126,457 for the nine months ended September 30, 2007, which represents a decrease of 40% from the $1,822,077 in total revenues for the same period one year earlier. 12%, or $234,619, of the total revenues for the nine months ended September 30, 2006 was from products unrelated to the Company’s core technology. In an effort to streamline our corporate focus and our business plan, the Company is no longer marketing products that are not directly related to its core competencies, which is the development of Empowered Water™ technologies.

Net loss for the nine months ended September 30, 2007 was $10,539,203, or a loss of $0.78 per share, compared with a net loss of $5,631,776, or $0.55 per share for the same period in 2006. The majority of the increased net loss is a result of the cancellation and issuance of warrants as part of a financing agreement entered into in May 2007. In connection with the new financing agreement, the Company recognized a net change in the derivative liability of $2,547,615, which directly impacted the income statement. Our loss before other income/expense was $7,197,658 for the nine months ended September 30, 2007 as compared with $5,527,989 for the comparable period in 2006.

General and Administrative Expenses

The Company’s general and administrative expenses totaled $7,537,255 during the nine months ended September 30, 2007, compared to $5,935,935 during the nine months ended September 30, 2006, for an increase of $1,601,320, or 27%. General and Administrative expense for 2007 consisted primarily of expenses related to the issuance of warrants ($3,974,884), payroll and other compensation expense ($1,578,622), legal and professional fees ($647,208), travel related expenses ($227,331) and rent ($164,526). The Company continues to strive to reduce its general and administrative expenses by reducing any unnecessary expenses and challenging all of its expenditures.

Research and Development

Research and development expenses incurred during the nine month period ended September 30, 2007 increased $29,578 or 25%, from $119,665 in 2006 to $149,243 in 2007. It is anticipated that the Company’s research and development expenditures will continue at approximately this same level or a little higher due to research it intends to continue in the agriculture, poultry and dairy markets. While the Company will continue to conduct research to improve its products and their performance, it believes it has developed proven products that have commercial value in its targeted markets.

Summary of select income statement information follows:

	Nine months ended September 30,
	2007	2006	Better (Worse)	Percent Change
Revenue, net	$1,126,457	$1,882,077	$(755,620)	40%
Gross profit	665,187	688,170	(22,983)	3%
Loss before other income	7,197,658	5,527,989	(1,669,669)	30%
Net loss	10,539,203	5,631,776	(4,907,427)	87%
Loss per share	0.78	0.55	(0.23)	42%

Results Of Operations For The Year Ended December 31, 2006 As Compared To The Year Ended December 31, 2005

Revenues and Net Income - Net revenues for the year ended December 31, 2006, increased by $1,273,207, or 188%, to $1,949,709, of which $1,124,560 are related party sales, compared to revenues of $676,502 for the year ended December 31, 2005. The major increase in revenues was due to the sales of our EO water machines to Water Science, a related party with an exclusive license for Central and South America, and the additional increase of our consumer products. Sales to Water Science totaled $899,560 or 46% of total revenues. We also recognized $200,000 in licensing revenues related to the exclusive license granted to Water Science. Our other related party sales consist of one small EO water machine to Zerorez for $25,000. Consumer product sales were 41% of total sales or $789,702 for 2006 compared to $423,183 in sales in 2005.

Our cost of sales increased by $607,702, to $1,259,514, for the year ended December 31, 2006. This is a 93% increase over the $651,812 cost of sales during the year ended December 31, 2005. As a percentage of revenues, the cost of sales decreased from 96% of revenues during the year 2005 to 65% of revenues during the year 2006. This decrease is attributable to the increase in sales of our EO water machines, which typically has a higher margin than our consumer products. We have also been able to develop better cost-effective manufacturing processes and procedures.

Our net loss for the year ended December 31, 2006, was $8,515,357, which is $4,732,893 less than the $13,248,250 net loss for the fiscal year ended December 31, 2005. This decrease of 36% in the net loss is primarily attributable to the Company’s continued efforts to eliminate unnecessary expenses and increase revenues (see above). The Company was able to decrease general and administrative costs significantly (see below). Another significant factor is the non-cash loss on derivative liability charge of $2,353,716 relating to the Water Sciences Note in 2005 and a gain on the adjustment to fair value of the derivative liability of $714,404 in 2006.

General and Administrative Expense - The Company incurred total general and administrative expenses of $7,879,783 in 2006, an 18% decrease over the $9,600,091 incurred in 2005. General and administrative expenses for 2006 consist primarily of payroll expense ($2,838,687), compensation expense, which includes expenses related to stock options and warrants ($1,775,583), professional fees ($1,580,618), travel related expenses ($358,382), marketing expenses ($169,303), rent ($166,730) and Insurance expense ($120,333).

Payroll expense for the year ended December 31, 2006, was $2,838,687 as compared to $1,911,795 in 2005. The increase in payroll expense is due to the accrual of a potential tax liability, the Company hiring employees who were previously engaged as consultants and the hiring of additional workers in anticipation of increased sales.

During the year ended December 31, 2006, we expended $1,580,618 in professional fees, which include legal and consulting fees. This was a decrease of $1,933,277 or 55%, from the $3,513,895 spent in 2005. This decrease is primarily due to a decrease in consulting fees. During 2005, the Company expensed $2,569,479 in consulting fees, of which the majority of the fees were to consultants who helped the Company raise equity and promote new opportunities. During 2006, the Company decreased consultant fees by $1,621,114, to $948,365, as the Company did not require outside consultants to help raise equity.

Our interest expense increased from $385,057 in 2005 to $1,173,335 in 2006, the majority of which related to a $3,000,000 loan to us from Water Sciences. This loan has a full discount of $3,000,000 which is being amortized to interest expense over the life of the loan. See Note 10 to our audited financial statements. This required accounting treatment resulted in our recognizing a $1,000,000 in interest expense for the year ended December 31, 2006 as compared to $291,667 for 2005.

Research and Development - Our research and development expenses for the year ended December 31, 2006, were $348,923, a decrease of $823,104, or a 70%, as compared to $1,172,027 for the year ended December 31, 2005. During 2005, we purchased parts for a lower cost in volume purchasing, anticipating orders from customers. While we have increased sales of our EO machines, we are continually striving to improve the quality of our machines. Certain key components were upgraded. This has resulted in having to strip and recoat the surfaces and change the design in these larger, high-volume machines which the Company is pioneering. This stripping and recoating required expensing these costs to research and development which makes up approximately 93% of the decrease between the years 2005 and 2006.

Summary of select income statement information follows:

	Year Ended December 31,
	2006	2005	Better (Worse)	Percent Change
Revenue, net	$1,949,709	$676,502	$1,273,207	188%
Gross profit	690,195	24,690	665,505	2,695%
Operating loss	7,762,710	10,929,340	3,166,630	29%
Net loss	8,515,357	13,248,250	4,732,893	36%
Loss per share	0.81	1.54	0.73	47%

Liquidity And Capital Resources

At September 30, 2007, we had cash and cash equivalents of $309,914, compared to $206,094 at December 31, 2006. We have had continuing losses of $10,539,203 for the nine months ended September 30, 2007, compared with losses of $5,631,776 or the nine months ended September 30, 2006. The net loss per share for the period ending September 30, 2007 was $0.78 compared to a loss of $0.55 per share for the same period in 2006. The increase in losses is primarily attributable to the warrants issued in the financing agreement previously discussed.

Net cash used in operating activities in the nine month period ended September 30, 2007 was $3,431,938, a 30% decrease, compared to $4,856,520 for the same period in 2006. The primary uses of cash were an increase in restricted cash of $240,000, a decrease in accrued expenses of $83,171 and a decrease in accounts payable of $360,536.

At September 30, 2007, the Company’s inventory was $2,449,817, compared to $2,502,263 on hand at December 31, 2006. The Company is in the process of building machines for Water Science, LLC, a related party, and for dairy projects for expected deliveries in the second half of 2007. The Company has maintained its inventory at approximately the same levels as that of December 31, 2006.

The operating outflow of cash was reduced by the Company issuing warrants and stock options in lieu of cash during the quarter of $282,119 and the issuance of warrants as part of the financing agreement of $3,974,884. The Company adopted SFAS 123(R), effective January 1, 2006, and now expenses stock options given to employees. The Company recognized a non-cash increase from the discounting of the Company’s note payable to Water Science, LLC of $750,000. (See Note 4 to the Company’s unaudited financial statements.) Further, the Company recognized a non-cash increase in the derivative liability of $2,547,614, due to the change in the Black-Scholes value of the liability.

Cash flows from investing activities provided the Company $763 during the period ended September 30, 2007 as compared to a cash inflow of $425,886 for the same period in 2006. During 2007, the cash flows consisted of $100,000 received by the Company as a deposit on assets held for sale, $91,848 used to purchase equipment and investments in intellectual property and patents of $7,389. This compares to $452,886 net cash received from the sale of our investment in Equilease, $38,083 net cash received from notes receivables, $46,238 used to purchase equipment and $18,518 used to invest in intellectual property and patents for the comparable period in 2006.

Cash flows from financing activities provided the Company $3,534,995 and $3,975,653 for the nine months ended September 30, 2007 and 2006, respectively. This is primarily a result of the Company’s continued sales of its common stock and capital raising activities to fund operations. The Company raised $1,550,000 and $4,000,247 from the sale of stock for the nine months ended September 30, 2007 and 2006, respectively, and received $2,000,000 in advances by a related party. This amount was offset by payments made on notes payable in the amount of $15,005 and $24,844 in 2007 and 2006, respectively.

On August 16, 2007, EAU and Perfect Water and Essential, LLC (“PWE”) entered into a Agreement for Purchase and Sale of Assets--Perfect Empowered Drinking Water and Perfect Essentials (the “Asset Purchase Agreement”) pursuant to which PWE had the right to purchase certain assets of the Company which were used in the operation of its consumer division, which division is commonly referred to by the Company as the Perfect Essentials Division. On November 15, 2007, EAU and PWE closed the sale of the assets of its consumer division. In connection with the sale, PWE paid, in addition to a deposit on hand of $50,000, $2,300,000 in cash and a Note Payable for $150,000 to EAU, for total consideration of $2,500,000.

Our working capital requirements for the foreseeable future will vary based upon a number of factors, including, our timing in the implementation of our business plan, our growth rate and the level of our revenues. In April 2007, we received a $1 million advance from Water Science. In May 2007, we entered into an agreement to cancel and re-issue certain warrants to Water Science. As part of the agreement, the Company has a right to require Water Science to exercise one of the warrants for up to 3,230,769 shares at $1.30 per share; the Company may exercise the put right from time to time, but not more often than once per month. In June and August, the Company received additional advances totaling $1,000,000. In October the advances were used to exercise 1,538,463 warrants. Also, in October, the Company received another advance of $500,000. We have no commitments to fund any future capital expenditures. We expect that our current assets, along with cash generated from anticipated revenues and funds from our put right, will not provide us with sufficient funding for the next twelve months. Further, if we are able to expand our sale of EO machines as anticipated, we may need significant additional working capital to fund that expansion. In addition, the Company continues to experience negative cash flow from operations. If the Company is unable to generate positive cash flow, the ability of the Company to continue as a going concern is in substantial doubt.

If the Company does not raise sufficient funds in the future, we may not be able to fund expansion, take advantage of future opportunities, meet our existing debt obligations or respond to competitive pressures or unanticipated requirements.

Future financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, a subsequent decline in the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult for us to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution, or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Recent Accounting Pronouncements

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payments to employees and directors including employee stock options  and stock purchases related to the our employee stock option and award plans based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Option No. 25, “Accounting for Stock Issued to Employees” (“APB25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the three month period ended March 31, 2007 reflect the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the three month period ended March 31, 2007 and 2006 was $152,222 and $323,786, respectively, related to employee stock options issued and vesting during the period.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections, an amendment of APB Opinion 20 and FASB Statement No. 3,” which changes the requirements for accounting for and reporting on a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS No. 154 will not have a material impact on our results of operations.

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets, an amendment of FASB No. 140,” which modifies the accounting for and reporting of servicing asset and servicing liabilities. This statement is effective as of the beginning of our first fiscal year that begins after September 15, 2006. SFAS No. 156 is not currently applicable to the company and, we believe that the adoption of SFAS No. 156 will not have a material impact on our results of operations.

In June 2006, the FASB issued Financial Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of applying the various provisions of FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” that provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. This standard will be effective for financial statements issued for fiscal periods beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of applying the various provisions of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the impact the adoption of SFAS 159 may have on our consolidated financial statements.

Inflation

We do not expect the impact of inflation on operations to be significant.

Precious Metals

Raw materials used by the Company in the EO Machines include a number of precious metals and minerals. Prices of these materials can be volatile and the Company has no fixed price contracts or arrangements. The Company ordinarily does not attempt to hedge the price risk of its raw materials. Commercial deposits of certain metals that are required for the alloys used in the EO Machines are found in only a few parts of the world, and for certain materials only single sources are readily available. The availability and prices of these metals and other materials may be influenced by private or governmental cartels, changes in world politics, unstable governments in exporting nations, production interruptions, inflation and other factors. Although the Company has not experienced significant shortages of its supplies and raw materials, there can be no assurance that such shortages will not occur in the future. Any such shortages or prices fluctuations could have a material adverse effect on the Company.

Forward-Looking Statements

All forward-looking statements contained herein are deemed by the Company to be covered by and to qualify for the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995. Prospective shareholders should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance of the Company. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risks associated with successfully developing our business in evolving markets, our need for additional capital, our continuing operating losses, the ability of our management to conduct distribution activities and sell products, possible failure to successfully develop new products, vulnerability to competitors due to lack of patents on our products, and other risk factors listed in our annual report on Form 10-KSB for the year ended December 31, 2006 and our other SEC reports. Based on actual experience and business development, the Company may alter its marketing, capital expenditure plans or other budgets, which may in turn affect the results of operations. In light of the significant uncertainties inherent in the forward-looking statements included therein, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans will be achieved.

DESCRIPTION OF BUSINESS

EAU TECHNOLOGIES, INC., previously known as Electric Aquagenics Unlimited, Inc. (referred to herein sometimes as “EAU,” “we,” “us,” or the “Company”), is in the business of developing, manufacturing and marketing equipment that uses water electrolysis to create fluids. These fluids have various commercial applications and may be used in commercial food processing organic or non-organic agricultural products that clean, disinfect, remediate, hydrate and moisturize. The processes for which these fluids may be used are referred to in this Report (the “Report”) as the “EOW Technology.” For example, we believe that our food and agricultural treatment products potentially may be used to systemically treat all facets and phases of the food chain, from soil to animal feed to meat processing, by eliminating dangerous and unhealthy pathogens from the food chain with organically based and highly effective solutions. We make the claim that our products are “non-toxic”. We can do this because at the levels we employ our technology, our studies both internal as well as through third parties show no toxicity. Further studies are in progress to make more specific claims. At the levels employed, the fluids and products are environmentally safe and non-toxic and do not contain or leave harmful residues associated with chemical-based supplements or disinfecting and cleaning agents. The electrolyzed fluids created by the EOW Technology (referred to herein sometimes as the “EO Fluids” or “Empowered WaterTM”) generated by our patented and patent pending specialized equipment currently replace many of the traditional products used in commercial, industrial and residential disinfecting and cleaning.

We have identified the following industries for early stage sales and marketing focus: 1) dairy production and processing, 2) meat and poultry processing, 3) environmental remediation and 4) agricultural grow-out and processing (“Primary Markets”). As of the date of this Prospectus, the Company was focused on these markets because we believe that for each of these markets we have a competitive advantage, a leading strategic industry partner, and/or we can provide an attractive value-added proposition. To penetrate these markets, EAU is conducting trials that will lead to partnerships with industry leaders who can assist in rolling the technology out on a large scale.

We have obtained patent protection on two separate facets of electrolyzed fluids as well as the water generating technology. Those facets are how the fluids are used and how they are stabilized for use in different applications. Additionally, we have patents pending on poultry processing, and we have several provisional patent pending applications filed to protect new processes and products, as described herein. Previously, the Company’s revenues had been primarily generated from equipment sales to the carpet and living surfaces industries, and some consumer product sales. In 2006, we saw our first sales in the agriculture segment. All of these sales were made to Water Science, LLC, a company set up primarily to market Empowered Water™ in Latin America. Currently we are seeking to expand those markets as well as to introduce what we have learned there to the United States. We will continue to seek to derive future EOW Technology revenues from recurring fees charged to customers based on per-unit or per-gallon of fluid used after equipment is installed. Additionally, we will seek to introduce our technology to meat and poultry processing by leveraging the development and trials that we concluded here in the United States.

Products and Related Markets

EOW Technology

We intend to sell electrolyzed fluid that is produced by our generators, which are placed on-site at commercial processing facilities (“CIP Systems”), particularly in the food products sectors that require high volumes of non-toxic sanitizing fluids. This market niche should allow us to exploit the fact that our non-toxic products are more effective than most toxic chemical treatments at typically used concentration levels. The quantity of electrolyzed sanitizing fluids can be metered, and the user of the generator will either pay a set price per unit of fluid drawn from the generator, or will pay a fee based on the number of units, such as animal carcasses, that are treated with our electrolyzed water products. As of the date of this Report, generators have been sold on a commercial basis as well as continuing trials in multiple new commercial applications.

In 2005, we entered into an agreement with Tyson Foods, Inc., to test our EOW Technology and EO Fluids (the “EOW System”) in its Shelbyville, Tennessee, poultry processing plant. In March, 2006, our EOW System trial was completed. The trial yielded significant results in killing salmonella on the processed poultry. Independent testing analysis conducted by ABC Research, Inc., in Gainesville, Florida, revealed pre-chill microbial reduction was significantly below the Food Safety Inspection Service (the enforcement arm of the USDA; “FSIS”) allowable limit. From these results we successfully completed phase I of our USDA Online Reprocessing (OLR) Certification. The EAU Technologies OLR intervention also tested well showing a statistically significant difference between control and test groups.

The Company has experienced some sales resistance from the multiple industries including the poultry industry as the status quo for the industry is to use the currently available toxic solutions that keep processing plants within regulatory limits of the allowable levels of pathogens. Throughout our learning process, we found that if a plant is in compliance with the USDA there would be no reason for that plant to take steps to better its processes unless there is a financial benefit of doing so. Due to the state of the industry it would take a change in government regulation or policy to make a dramatic change. We believe on December 22, 2006, that event occurred. The FSIS, a division of the USDA, sets the public heath performance standards for all raw and processed meat, poultry and egg processing standard for the United States. They have been evaluating a process called the “Risk Based Index” platform to regulate these industries based on the relative risk a processing facility has. The new system allows the FSIS to allocate its inspector’s time at processing plants based on the risk each plant presents. For processors with strong processes and intervention systems, there would be far less FSIS inspectors on site, thus reducing the cost incurred by the plant. We believe that with the success that we have achieved in field trials, there is now more than just efficacy and positive environmental aspects to our technology that will make our technology appealing to the industry.

As of the date of this Prospectus, the Company maintained an inventory of several EOW generators sufficient to meet demand. We have established relationships with independent manufacturing facilities to assure that we are able to meet any dramatic increase in demand for our products. Using components supplied by reliable third parties, we believe that our generator technology is not exposed to any problems related to using a single source supplier. EAU markets the high volume equipment developed primarily for installation in poultry, beef and produce processing facilities and in other high use areas.

Our current product line consists of several different commercial generators varying in volume capacity and active ingredient concentrations. The volume and concentration levels vary widely by industry and application. Commercial generators have an expected lifespan of approximately three years. This may lead to recurring sales, creating additional and ongoing revenues. We have developed models which would have prices of up to $1,600,000 although we currently do not have sufficient working capital to produce and sell each model.

EOW Fluids can have varying strength and properties. We have created products by researching and testing the cleaning and sanitizing characteristics of EOW Fluids with varying electrical charges, pH levels and ppm (parts per million) of hypochlorous acid. We are able to create new applications for electrolyzed water by producing various models of our electrolyzing machines, which can create electrolyzed water to meet the needs of specific markets and their application requirements.

The versatility of our EOW Technology is unique in the marketplace. Beyond our initial focus in our three Primary Markets, our EO Fluids have potential uses in the following areas: dairy, oyster, and fish processing; and mold remediation. The Company produces its electrolyzed fluids through an advanced continuous-flow electrolysis process using the basic raw materials of water, electricity, and sodium chloride (salt). EAU’s generators produce the following EOW Fluids:

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Primacide A is a disinfecting and sanitizing fluid that kills bacteria; yeast; molds; viruses, including e-coli, salmonella, staphylococcus, streptococcus, lysteria, camphlyobacter, vibrio vulnificus; and hundreds of other organisms. It is highly oxidative and acidic due to its pH of 2.4 and positive 1150 millivolt (one thousandth of a volt) ORP (oxidative reduction potential) and hypochlorous acid concentration of 10 to 150 ppm. Primacide A can be applied to a wide variety of surfaces. Hands sprayed with Primacide A and then wiped with a micro fiber cloth were found to have less residual bacteria and other microbes than hands cleaned using 62% alcohol. Tests performed by the University of Georgia Food Science Department indicated that Primacide A can be used to sanitize and wash meat carcasses, strawberries, lettuce, cabbage, carrots and other vegetables. Surfaces such as floors in hospital operating rooms, bench tops, treatment tables, cutting boards and other surfaces can be effectively sanitized by cleaning with Primacide A. Further tests performed at the University of Georgia Poultry Science Department have established successful and dramatic log reductions of organisms in chicken chillers and also in in-line spraying. We have filed and received patent protection for the washing and sanitizing of eggs and expect to receive additional patent protection for other uses of Primacide A.

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Primacide B is an alkaline based cleaner. Primacide B is created in the electrolysis process with a sodium hydroxide ion attached to the oxygen and hydrogen molecules. It emulsifies oils, fats and other lipids, but has no surfactant base and therefore leaves no residue when used to clean surfaces. It has a pH of 11.0 to 11.5, and is therefore very alkaline. Its alkaline nature and its negative (960) millivolt ORP result in a product that is effective in emulsifying oil and grease. Primacide B is primarily a cleaner with some bacteria killing properties, but is significantly slower and less effective as an anti-bacterial agent than Primacide A. We have submitted provisional patent applications to the United States Patent and Trademark Office to approve Primacide B for many uses. We have now received a patent for using Primacide B in carpet cleaning. We recently applied to the U.S. Patent and Trademark Office for a utility patent relating to Primacide A and Primacide B as cleaners and sanitizers of all hard surfaces.

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Primacide C is a product that was developed by the University of Georgia by Dr. Yen Con Hung and company executives to stabilize acid water (Primacide A). This process has been submitted for patent protection and is currently pending. The Company has recently filed an enhancement patent application to further secure the stabilized acid water technology under its own name. We license this technology from the University of Georgia. This product is useful in applications ranging from spraying on produce in grocery stores to consumer products requiring a longer shelf life. We have agreed in principle to modifications to the licenses agreement and are currently finalizing the terms with the University of Georgia. We expect to have it completed during the first quarter of 2008.

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Drinking Water - Empowered drinking water that is purified either through reverse osmosis or water softeners, ionized for optimal biological alkalinity (pH 9.0), molecularly-bound stabilized oxygen, enhanced with essential minerals and electrolytes, and micro-structured for enhanced cellular absorption. Empowered Drinking Water™ can be used either for human or animal consumption. Trials are currently being conducted for using a version of Empowered Water™ for the health benefits in dairy cows.

Agriculture

In 2006 we made initial sales under the “Exclusive License and Distribution Agreement” with Water Science, LLC, a Florida limited liability company (“Water Science”) principally owned by Esmeralda’s CEO and Chairman of the board of directors, for the Latin American markets. Water Science is a major shareholder of the Company and its managing member, Peter Ullrich, is a director of our company. We shipped four P-1200s to Ecuador, Mexico, Columbia and Costa Rica for trials and Water Science internal use. Water Science is utilizing the technology for its own flower and agricultural endeavors. As of September 30, 2007, EAU had five completed P-1200 Systems in inventory ready to ship upon receiving destination orders from Water Science. EAU received deposits on these systems in 2006. While waiting for those destination orders, EAU has continuously upgraded the technology to accommodate varying local water qualities. Further studies are being done as each country that has the Empowered Water™ technology ramps up for their own outside sales efforts.

Additional Agricultural Markets

We are investigating the potential to enter these additional agricultural markets: soybeans, bananas and tomatoes.

Soybeans–A major problem affecting the domestic soybean crop is the soybean aphid, an Asian soybean pest that invaded the United States in 2000 and transfers soybean rust, which can be deadly to the soybean crop. Some pesticides have proven effective against soybean rust; however, soybean losses with pesticides in the soybean market in 2004 were over $120 million. Although pesticides are often effective against agricultural pests, they have deleterious effects on soils, other plant life, animal life and the environment.

Testing has demonstrated that our EOW Technology is an efficacious killer of soybean rust. Our Agricultural Products can restore and revitalize soil damaged by pesticides used against the soybean aphid.

Bananas–Banana “bunchy top virus” is one of the main problems affecting the banana industry. It is transmitted by banana aphids, and there is currently no cure for it. The only solution is to uproot the entire plant and those around it. Plants infected at a young stage simply do not produce fruit and their leaves shrivel. Plants that do produce fruit rot and then shrivel. Another significant disease that plagues the banana plant is Black Sigatoka. The Black Sigatoka is treated by spraying dangerous pesticides that damage fish and plants indigenous to the banana plantations and the ecosystem. There have been reported instances of severe birth defects manifested in habitats in and around the banana fields as well as sterility, impotence, depression and stomach cancer. The Black Sigatoka also kills approximately 25% of the worldwide banana crop annually. Aerial spraying and pesticide runoff contaminate water used by workers, their families and nearby communities.

In testing in Latin America, our EOW Technology has proven effective in killing Black Sigatoka as well as other fungi and bacteria that infest and damage banana crops. Because our technology and products are non toxic, there is no negative impact to the environment and to communities situated in and around banana plantations.

The Company believes that its technology is a solution to Black Sigatoka and other bacteria, and that it is more effective than current pesticides, without the residual dangerous and unacceptable environmental, social and medical side effects.

Tomatoes —“Late blight” is a fungus that infests tomatoes in the United States. It is not harmful to humans but can destroy entire tomato fields in one week. The fungus rots the tomato first and then the plant dies. Our EO Fluids and EOW Technology have been tested to be effective in containing and eliminating this fungus.

Other Markets, Products and Industries

Some of the other markets and industries that are attractive channels for our EOW Technology and other products and services are listed below. We intend to focus on these markets after we attain targeted revenues in our current market channels.

Mold Remediation – Mold remediation is a multi-billion dollar industry that consists of home and commercial cleanup and reconstruction, generally following disasters such as floods or fires. The Company believes that its technology can be used for mold remediation. The Company’s electrolyzed fluids can be employed to “physically” kill mold spores and break down associated mycotoxins.

Medical – The medical industry is in dire need of new and more effective sanitizing and disinfecting solutions. We believe that our EOW Technology will work well in many facets of the medical industry. However, the regulatory, environmental and governmental restrictions and requirements to operate in the market will require significant capital and personnel expenditures. We intend to look for appropriate joint venture partners to assist in this market.

Fish Processing – We believe that our EOW Fluids are an excellent sanitizer in seafood processing houses. Initial tests were conducted on fish in the Cook Islands and were effective. We will proceed into this market when we are solidly placed in the poultry and beef processing industries.

Grocery Store Produce and Meat Departments -- We are currently installed in four Whole Foods Market (WFM) stores in the South Region. These stores are using the Empowered Water™ in three areas of the store: floral, fresh cut produce and leafy vegetable rinse area. Empowered Water™ may also be used by grocery store meat departments as a cleaning agent and disinfectant on cutting surfaces where multiple products, such as beef, poultry and seafood are cut and packaged, and where cross contamination commonly occurs. Using our electrolyzed fluids, a store’s processing machinery and floor surfaces can be cleaned and sanitized without the use of toxic chemicals. We intend to watch this market carefully during this next year and if further entry is fiscally sound, we plan to dedicate some resources to further exploration of this market.

Dairy – The Company commenced hydration and production tests on dairy cattle in 2006. Initial results indicate a possible increase in milk production and milk fat while maintaining the protein content. The Company has expanded its investment into the application of its technology in the dairy channel. Multiple trials and University studies are being either planned or implemented to validate early results. EAU plans a full rollout at the end of the trials.

Markets and Distribution

We presently market our existing products in our identified market channels (dairy production and processing, meat and poultry processing, environmental remediation and agricultural grow-out). Future plans include enhancing our current products, and introducing new products and features to meet changing customer requirements and evolving industry standards, as opportunities arise and are fiscally reasonable. Our present products are based on the use of EOW Technology, to kill bacteria, viruses and fungus and to clean the living environment without the use of harsh chemicals. Our agricultural products stimulate plant growth and animal productivity.

Our products meet the growing demand for safe foods and environmentally friendly, non-toxic disinfectants and cleaning fluids. Consumers are becoming more aware of the detrimental effects of toxic products, chemicals, and biocides (as evidenced by the preponderance of anti-microbial agents). There are numerous companies attempting to enter the EOW market with their own versions of electrolysis or plasma generators that create similar fluids as Empowered Water™. EAU has focused much of its time and energy in developing high volume systems that meet the needs of a commercial marketplace. As a result, we have an opportunity to penetrate and sell our products in these markets because our equipment is better suited for larger applications.

Our Agricultural Products also provide an organic alternative at a reasonable price. Our solutions provide an ecologically safe alternative to toxic cleaning chemicals and pesticides. We have identified a large number of potential markets for our products within specific industry channels, but will focus initially on developing and marketing in the dairy production and processing, meat and poultry processing, environmental remediation and agricultural grow-out industries.

The safe food, sanitizing, disinfecting, agricultural and cleaning industries are currently using products and methodologies that have increasingly expensive environmental and social consequences as compared to our Fluids. We believe that our products provide an attractive alternative to the chemicals and other toxic substances currently being used.

 Manufacturing and Sources of Supply

We manufacture and assemble contractually manufactured specialized parts in our Kennesaw, Georgia facility. We utilize contract labor both internally as well as externally for certain aspects of the manufacturing and assembly process until demand for our technology increases to a level necessary for further investment. Eventually we will outsource to third parties the majority of manufacturing and assembly of electrolyzed water generator components that comprise our EOW Technology. In the future, outsourcing more of the Empowered Generator manufacture and assembly will enable us to benefit from the manufacturing capabilities of those who can accommodate significant increases in production volume as necessary. However, as of the date of this Prospectus, we do not intend to enter into any single long-term contract related to generator manufacture.

Distribution

We assemble and distribute our Empowered Water™ generators from our company facility plant in Kennesaw, Georgia. However, in the future, as generator sales volume increases and our electrolyzed fluid product lines are launched, we intend to use a network of resellers and third party distributors with established distribution channels to assist with the marketing of our products.

Competition

There is broad competition in the market for disinfecting, sanitizing, and surface cleaning products as well as agricultural products. Many of our competitors are extremely large, financially healthy companies, which have substantial market share and name recognition, and easy access to marketing outlets and capital markets. Many of these companies are able to frequently update and expand their products, introduce new products, and diversify product offerings. These other companies with substantially greater financial, creative and marketing resources, and proven histories, may decide to enter and effectively compete in some or all of our markets, which could adversely affect our operations.

We believe our products are unique because of their volume capabilities, effectiveness and price, and because they are environmentally safe and non-toxic. There have been many companies in the EOW marketplace for many years. Application and volume constraints have contributed to slow growth in the market. We believe that we have more usable application knowledge with the technology on a commercial scale as compared to most competitors using other EOW technologies. We believe that we will be able to capture a portion of the market for environmentally safe and non-toxic cleaning products and for our Agricultural Products, although there can be no guarantee that we will be successful in these plans.

Governmental Regulation

Because many of our products are sanitizing products and have applications related to the food industry, existing governmental regulation have a large potential effect on our new products. We frequently will be required to obtain approval or favorable designations from governmental agencies, such as the FDA, USDA, EPA, NOP, and others, in order to bring new products to market. We believe that our current applications for electrolyzed water products are subject to specific sections in the United States Code of Federal Regulations, which contain regulations created by the aforementioned government agencies. In addition, commercial laboratories such as National American Medical Science Association (NAMSA) have performed several toxicity tests. At the concentrations analyzed, the electrolyzed water solutions show no toxicity. Further approvals will be required when we advance our products into the medical and certain health care industries. These approvals can be costly and time consuming. We intend to approach each sector based on market demand and capital availability.

The active ingredient in our Primacide A and C fluid is electrolytically generated hypochlorous acid. This, in addition to the oxidation-reduction potential of positive 1,150 millivolts plus, and a low pH makes Primacide A and C effective disinfectants. We have established that our particular method of creating hypochlorous acid through the electrolysis process is generally recognized as safe for indirect food contact and food contact surfaces.

We have submitted a request to the EPA to confirm that our commercial fluid generator is a pesticide device, and are awaiting their response. The EPA indicated that even though our generator is exempt from an antimicrobial type registration, we are required to register it with the EPA annually. We utilize our internal regulatory specialists as well as outside consultants to ensure this process is completed properly and competently.

Trademarks & Proprietary Rights

The name Primacide is registered with the U.S. Patent and Trademark Office. The names “Empowered Water,” “EAU Technologies, Inc.” and “Electric Aquagenics Unlimited,” are some of our trademarks.

We have filed several provisional utility patent applications with the U.S. Patent and Trademark Office. Two patents have been issued (for carpet cleaning and egg sanitization) while others are in pending or application status. We have entered into an exclusive license for certain stabilized acid water (Primacide C) technology developed by the University of Georgia. Two other patent applications that have been filed by us involve stabilizing our Primacide C product and a process application for poultry processing.

We retain patent counsel, Bracewell and Giuliani, LLP located in Houston, Texas, to prepare other patent applications related to the use of Primacide A, B and C in various cleaning and disinfecting applications. In addition to several utility applications, a process patent application has been filed for the water generator and stabilization processes, including Primacide A, B and C. We retain Clayton, Howarth & Cannon, P.C. located in Salt Lake City, Utah to prepare and handle our Trademark applications and Trademark related issues.

Research and Development

The goal of our research and development activities is to further the introduction of environmentally safe products for our customers that address the limitations and dangers caused by chemical sanitizers. Our efforts are focused on researching and testing the cleaning and sanitizing characteristics of electrolyzed water with varying electrical charges and pH levels. Our research focuses on the ability and range of efficacy of our electrolyzed water to kill specific microorganisms. We are attempting to develop new technologies, applications and products that will:

•	generate electrolyzed water that has a longer shelf life;
•	sanitize agricultural products;

•	enhance current products for further use in carpet cleaning;
•	sanitize and disinfect hard and soft surfaces;
•	provide superior personal care products;
•	create more effective and easier to use home surface sanitation products;
•	provide a superior drinking and commercial-use water product.

Our research and development expenditures totaled $149,243 for the nine months ended September 30, 2007 and $348,923 for the year ended December 31, 2006, $1,172,027 in 2005 and $405,397 in 2004.

Employees

We currently have 10 full-time employees and 5 consultants. As our business grows, we anticipate that we will need to employ additional clerical staff and sales personnel.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Directors and Executive Officers

The following table sets forth the names, age, and position of each of our directors and executive officers.

Name and Address	Age	Position and Office Held
Wade R. Bradley 1890 Cobb International Blvd. Kennesaw, GA 30152	47	Chief Executive Officer; Director

Brian D. Heinhold 1464 W. 40 S., Ste 100 Lindon, UT 84042	35	Chief Financial Officer

Doug Kindred 1890 Cobb International Blvd. Kennesaw, GA 30152	52	Senior Vice President of Manufacturing and Engineering Services

Larry Earle 1890 Cobb International Blvd. Kennesaw, GA 30152	38	Senior Vice President of Live Processing

Joseph A. Stapley 1890 Cobb International Blvd. Kennesaw, GA 30152	39	Senior Vice President of Investor Relations and Business Development

Jay S. Potter 10509 Vista Sorrento Pkwy. #300 San Diego, CA 92121	42	Director

William J. Warwick 1063 Ocean Ridge Drive Wilmington, North Carolina 28405	72	Director

Peter Ullrich 1800 NW 89th Place Miami, FL 33172	65	Director

Theodore C. Jacoby, Jr. 1716 Hidden Creek Ct. St. Louis, MO 63131	66	Director

J. Leo Montgomery 1890 Cobb International Blvd. Kennesaw, GA 30152	67	Non-executive Chairman of the Board; Director

Karl Hellman 555 Northpoint Center East, 4th Floor Alpharetta, GA 30022	60	Director

Randy K. Johnson 60 E. South Temple, Suite 1800 Salt Lake City, Utah 84111	54	Secretary

Wade Bradley became CEO in November 2006. Brian Heinhold took over as CFO when Warren Jaynes resigned in September 2006. Prior to Mr. Heinhold taking on these duties, he was the Company’s controller. Other officers and directors were elected and appointed at the annual shareholders meeting and board of directors meeting held in September 2005. The term of office of each officer and director is one year or until his successor is elected and qualified.

William J. Warwick, an independent board member who is also a member of the Company’s audit committee, is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-B promulgated by the U.S. Securities and Exchange Commission.

Jay Potter served as the Chairman of the Board for May 2006 until October 2007. Mr. Potter also sat as Interim CEO May 2006 until November 2006 when Mr. Bradley was hired. Mr. Potter is also a member of the Company’s audit committee and is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-B promulgated by the U.S. Securities and Exchange Commission.

On October 31, 2007, the Board of Directors of the Company appointed Karl Hellman and J. Leo Montgomery as members of the Board of Directors (the “Board”). Mr. Montgomery will serve as Non-Executive Chairman of the Board. The Board also appointed Mr. Hellman as a member of the Compensation Committee and appointed Mr. Montgomery as a member of the Audit Committee.

Biographical Information

Set forth below is biographical information for each officer and director.

Wade Bradley is the Company’s chief executive officer and a board member. Before joining EAU Mr. Bradley served as President of the Retail and Wholesale Group from November 2005 to November 2006, and as Vice President of the Consumer Products Group from June 2000 to November 2005, of Oil-Dri Corporation of America (NYSE:ODC). He worked at various other positions with Oil-Dri from 1990 to 2000.  Mr. Bradley began his career at the public accounting firm of Arthur Young & Company in their Entrepreneurial Services Group. He then worked as the Executive Director of a Non-Profit organization that assisted disadvantaged youths in furthering their education. Mr. Bradley received his Bachelor of Science in Accountancy from University of Illinois. He then attended the Harvard Business School for a Master of Business Administration.

Brian D. Heinhold is the Company’s Chief Financial Officer. Mr. Heinhold took over as CFO when the former CFO resigned in September 2006. He served as the Company’s controller since joining the Company in May 2006. Before joining EAU, he worked for a Certified Public Accounting firm, from 2004 to 2006, as an auditor and consultant. While working at the CPA firm, Mr. Heinhold was involved with both private and public companies. From 2002 to 2004, he worked as a manager of an entertainment center in Salt Lake City, where he oversaw the operations of the company. Prior to that, he worked as the business and finance manager at a local automotive dealership from 2001 to 2002. From 1994 to 2001, Mr. Heinhold was the accounting manager of a small engineering and manufacturing firm, where he oversaw all the functions of the accounting department. He has also served in many volunteer positions where he worked with adults and youth. Mr. Heinhold graduated from the University of Utah with a Masters of Public Accountancy degree and a Bachelor of Arts degree in Finance.

Doug Kindred is currently Senior Vice President of Manufacturing and Engineering Services and has over 27 years of management and engineering experience in numerous industries. He was a co-owner and Vice President of ESI, Inc., a turnkey, design/build engineering construction firm for over 18 years. He served as President of an air pollution control equipment manufacturer prior to joining EAU. He has extensive experience throughout his career with the production of premium quality water including numerous boiler feed water systems that utilized demineralizers, automated acid and caustic regeneration systems, water softeners and condensate polishing systems for various industries. Mr. Kindred holds a B.S. degree in Mechanical Engineering from Georgia Tech and is a graduate of the Kenan-Flagler Business School Executive Program at The University of North Carolina, Chapel Hill. He is a registered professional engineer.

Larry Earle is currently Senior Vice President of Live Processing.  Mr. Earle has extensive experience in process operations, management and engineering.   He has spent the past seven years working in the poultry industry as a production superintendent, plant manager and operations consultant for companies such as Seaboard Farms, Inc., ConAgra Foods, Inc. and Cagle’s, Inc.  Mr. Earle started out his career as a project and business manager for an industrial engineering firm now owned by BioMed, working with process plants and manufacturing facilities such as Coca-Cola Company and Cargill, Incorporated.  He holds a BBA in Agricultural Business Management from West Georgia College of the University of Georgia and holds certifications in Energy Management Systems, ASME, Technology Management, and Quality Assurance Systems.

Joseph A. Stapley is Senior Vice President of Investor Relations and Business Development. He has worked for the Company since 2003 and became an executive officer in June 2005. Prior to joining the Company, Mr. Stapley was the head of Corporate Finance at Nexcore Capital, Inc., a San Diego, California based broker-dealer. Since 1996, Mr. Stapley has been involved with the funding of over $100 million in financings, joint ventures, mergers and acquisitions for start-up and growth stage companies. Mr. Stapley held a Series 7 Registered Representative license until 2005. He has extensive international experience gained as the owner of a number of restaurants and an import-export company based in Tokyo, Japan. Mr. Stapley holds a Bachelor of Science degree in Business and Entrepreneurship from the Marshall School at the University of Southern California.

Jay S. Potter has served as a director of the Company since September 2005 and as Interim Chairman of the Board since May 2006. From May 2006 until October 2006, he served as interim CEO of the Company. He has been the Chairman of the Board of Directors of Voice Vision since its inception in March 2007.  Mr. Potter has been active in the financial industry for 20 years and has successfully participated, directed or placed over one hundred million dollars of capital in start-up and early stage companies.  Mr. Potter takes an active role in the development of the funded companies and to that end has participated as advisor, director and officer. Currently, Mr. Potter is a director for ENVSION Solar, LLC, and Envirepel Energy, Inc., two companies that he helped fund, and that he continues to guide and advise in the renewable energy sector.  He also is the founder of GreenCore Private Equity Fund, investing in cutting edge companies developing renewable energy and other "green" technologies.  He has served as Chairman, President and CEO of Nexcore Capital, Inc. and its financial service affiliates since co-founding the company in 1989.  Mr. Potter serves as Founder and Chairman of Sterling Energy Resources, Inc., a public oil and gas company (Symbol: SGER) involved in the acquisition, exploration and development of oil and natural gas from its numerous leases.  Mr Potter holds Series 7, 24 and 63 licenses in good standing with the National Association of Securities Dealers, Inc.

William J. Warwick has served as a director of the Company since 2003. He retired from AT&T after 39 years of service with responsibilities including President of AT&T Consumer Products and Senior Vice President AT&T. In 1993 he was elected Chairman and CEO, AT&T China. His business activities are numerous and worldwide, having served on many high profile boards of directors and industry associations. He is currently Chairman, Executive Advisory Board, Cameron School of Business and a member of the Board of Directors of the UNC-W Corporation at the University of North Carolina at Wilmington, North Carolina. Mr. Warwick obtained his BSBA from the University of North Carolina, Chapel Hill, and his MBA from Northwestern University, Chicago.

Peter Ullrich has served as a director of the Company since April 2007.  Mr. Ullrich is currently EAU’s largest shareholder and single largest customer. Mr. Ullrich is the owner of Water Science, LLC (“WS”), Latin America’s exclusive licensee of EAU’s Empowered Water™ technologies. Mr. Ullrich is also the owner and Chairman of the Board of Esmeralda Farms, an innovative leader in the international floral industry. Mr. Ullrich has been involved in all aspects of the international floral industry for over 35 years. He is a pioneer in developing and adopting cutting edge technologies that not only assist in building better business in the floral industry but creating cleaner safer working environments for his over 5,000 employees. Esmeralda Farms are certified by various international “green” organizations, such as Florverde, Flower Label Program and Veriflora. Mr. Ullrich was the recipient of the 2006 SAF Gold Medal Achievement Award.  Mr. Ullrich was born and educated in Germany.

Theodore C. Jacoby, Jr. was appointed as a director in September 2007. Mr. Jacoby is currently President and Chief executive Officer of T.C. Jacoby & Co., the leading independent distributor of bulk dairy products including raw milk, cream, condensed milk, powdered milk, butter and cheese in the U.S.  Mr. Jacoby has expanded T.C. Jacoby to numerous international markets. Mr. Jacoby is an active member of the international dairy community serving on the Board of Directors of the U.S. Dairy Export Committee Council since 1995.  He currently serves on the Trade Policy Committee.   T.C. Jacoby & Company is a member of many other prominent dairy trade organizations including the International Dairy Foods Association, California Milk Processors Association and Associate Member of National Milk Producers Federation. Mr. Jacoby received his Bachelor of Science degree in Agriculture from the Missouri College of Agriculture, Food, and Natural Resources.  After graduation, Mr. Jacoby proudly served in the United States Marine Corp for four years.

J. Leo Montgomery was appointed as a director and non-executive Chairman of the Board in October 2007. Mr. Montgomery was a senior partner at Ernst & Young retiring in 2003 after a 39 year career. Mr. Montgomery served in several leadership roles at Ernst & Young and was the coordinating partner for many major clients of the firm. He is currently an Advisory Director at SunTrust Robinson Humphrey (a division of SunTrust Capital Markets). He is also a member of the Board of Directors of Cypress Communications, Inc. Beginning in May 2006, Mr. Montgomery has served as a consultant to EAU Technologies. Mr. Montgomery is a Certified Public Accountant and holds a B.A. degree from Harding University.

Karl Hellman was appointed as a director in October 2007. Mr. Hellman is the founder of Resultrek, a management consulting and marketing training firm, where he has served as Chief Executive Officer and President since 1999. Prior to that from 1997 to 1999, Mr. Hellman served as a Principal of Scott, Madden & Associates, a management consulting firm. Mr. Hellman has more than 30 years of consulting and corporate experience. He received his B.A. from Beloit College and his Masters Degree from Northwestern University.

Randy K. Johnson is a shareholder with the Salt Lake City law firm Kirton & McConkie. Prior to joining Kirton & McConkie, he was Vice President, Secretary and General Counsel of Daw Technologies, an international company specializing in the design, fabrication and construction of clean rooms for the electronics and pharmaceutical industries. From May 1999 to November 2000, Mr. Johnson was Executive Vice President, Secretary and General Counsel of Venturi Technologies, Inc., a publicly held national carpet cleaning roll-up company. Prior to joining Venturi Technologies, Mr. Johnson was engaged in the private practice of law as “Of Counsel” with the Salt Lake City law firm of Mackey, Price & Williams from 1997 to May 1999, and as a partner in the Salt Lake City law firm of Fabian & Clendenin from 1988 to 1997. During the period 1987 to 1988 he was associated with the San Jose, California, law firm Rosenblum, Parish and Bacagalupi; from 1985 to 1987 he was Securities Counsel for the Fox Group of Companies in San Mateo, California; and from 1983 to 1985 he was an associate with the San Francisco law firm Sedgwick, Detert Moran & Arnold. From 1980 to 1983 Mr. Johnson was an associate with Snow, Christensen and Martineau in Salt Lake City. Mr. Johnson is a member of the State Bar of California and the Utah State Bar. He received an A.B. from the University of California at Berkeley and a J.D. from the Boalt Hall School of Law at the University of California at Berkeley.

Committees

We have two (2) committees: a Compensation Committee and Audit Committee. The Compensation Committee is comprised of Karl Hellman, William Warwick and Theodore C. Jacoby, Jr. The Audit Committee is comprised of J. Leo Montgomery, Jay Potter, Theodore C. Jacoby, Jr. and William Warwick. J. Leo Montgomery is our designated financial expert. The Audit Committee held four meetings during 2006. All of the committee members attended and participated in each of the meetings.

Meetings

The Company’s board of directors held ten meetings during the year ended December 31, 2006. All of the directors attended and participated in each of the meetings.

Compensation of Directors

On December 6, 2007, the Board approved $30,000 annual compensation for each board member in the form of restricted stock, effective on January 1, 2008. The restricted stock will vest over a period of two years from the date of grant. Board members will also be reimbursed for travel expenses.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table provides certain summary information concerning the compensation paid or accrued by us and our subsidiaries, to or on behalf of our Chief Executive Officer. Other than as set forth in the table, no executive officer’s cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonquali-fied Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Wade R. Bradley (1) Chief Executive Officer	2006	40,000	0.00	0.00	63,216	0.00	0.00	1,000	(4)	104,216
Jay S. Potter (1) Chairman of the Board, Former Interim Chief Executive Officer	2006	50,000	0.00	0.00	0.00	0.00	0.00	0.00		50,000
Gaylord Karren (1) Former Chief Executive Officer and Former Chairman of the Board	2006	53,250	0.00	0.00	30,640	0.00	0.00	146,550	(2)	224,890
John Hopkins Former President	2006	72,250	0.00	0.00	20,707	0.00	0.00	71,710	(3)	153,457
Doug Kindred Senior Vice President, Manufacturing	2006	120,000	0.00	0.00	0.00	0.00	0.00	8,884	(4)	128,884
Larry Earle Senior Vice President, Live Processing	2006	120,000	0.00	0.00	0.00	0.00	0.00	5,351	(4)	125,351
James Thatcher Senior Vice President, Consumer Products	2006	120,000	0.00	0.00	0.00	0.00	0.00	5,000	(4)	125,000
Joe Stapley Senior Vice President, Investor Relations	2006	120,000	0.00	0.00	0.00	0.00	0.00	3,920	(4)	123,920

(1)
In May 2006, Mr. Karren resigned from all of his positions with the Company. Mr. Potter, a member of the Board of Directors, agreed to act as interim Chief Executive Officer until a permanent CEO was retained. In October 2006, the Company hired Mr. Bradley to serve as Chief Executive Officer.

(2)
Pursuant to Mr. Karren’s resignation the Company agreed to pay a severance of $138,000 that was paid over six months. The last payment to Mr. Karren was in December 2006. Amounts also include a $3,000 entertainment allowance and car allowance of $5,500.

(3)
Pursuant to Mr. Hopkins’ resignation the Company agreed to pay a severance of $138,000 that was paid over six months. The Company still owed $80,500 to Mr. Hopkins at December 31, 2006. Amounts also include a $3,000 entertainment allowance and car allowances of $11,210.

(4)	Other Compensation includes amounts paid for a car allowance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding stock options and restricted stock held by the Company's Named Executive Officers at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Wade R. Bradley (1)	-	500,000	-	1.30	11/6/2016
Jay S. Potter (2) Interim Chairman of the Board	30,000 20,000 20,000 20,000 10,000 10,000 10,000 10,000 10,000 5,000 5,000	-	-	2.50 0.01 0.01 0.50 1.00 1.50 2.00 2.50 3.00 4.00 5.00	11/15/2007 1/15/2010 2/1/2010 2/15/2010 3/1/2010 3/15/2010 4/1/2010 4/15/2010 5/1/2010 5/15/2010 6/1/2010
Gaylord Karren (2) Former CEO and Founder	25,000	-	-	2.10	5/25/2010
Doug Kindred (2) Senior Vice President, Manufacturing	150,000 150,000	-	25,000	0.01 1.50 3.50	1/2/2008 1/2/2008 5/27/2015
Joseph Stapley (2) Senior Vice President, Investor Relations		-	25,000	3.50	5/27/2015
Larry Earle (2) Senior Vice President, Live Processing	75,000	-	25,000	0.01 3.50	6/1/2015 5/27/2015
John Hopkins (2) Former President & Founder	25,000	-	-	1.80	7/25/2010

(1)	Mr. Bradley’s options vest over a term of three years. See below under Employment Agreements.

(2)	All outstanding options are fully vested.

Employment Agreements

As of December 31, 2006, we were a party to employment agreements with four executives (the “Agreements”). We entered into all of these agreements during the second quarter of 2005, with the exception of Wade Bradley, whose agreement we entered into in November 2006. All employment agreements, except for the agreement with Mr. Bradley, have expired.

Employment Agreements with Mr. Kindred, Earle and Stapley

The following is a summary of employment agreements with Douglas Kindred, Larry Earle and Joseph Stapley. All of the agreements are for a two-year term and allow for the employees to share in bonus and profit sharing plans if we established any such plans in the future. The agreements provide for a base salary of $120,000 per year. The agreements also provide for severance payments upon termination for any reason other than “cause,” as defined in the agreements. The amount of severance is equal to the aggregate base salary payments for a period of the longer of the remainder of the term of the agreement or 24 months from the date of termination.

Employment Agreement, Option Agreement, and Escrow Agreement with Mr. Bradley

In connection with the appointment of Wade R. Bradley as Chief Executive Officer and President, on October 24, 2006, Mr. Bradley and the Company entered into an employment agreement, a copy of which was filed as Exhibit 10.1 in an 8-K the Company filed with the SEC dated October 30, 2006.  Mr. Bradley agreed to begin working for the Company on a date determined by him but in no event later than November 6, 2006 (the "Effective Date").

The material terms of the agreement include the following:

1. Appointment. Beginning on the Effective Date, Mr. Bradley will serve as President and Chief Executive Officer of the Company. The Company's Board of Directors (the "Board") is obligated to nominate him to serve on the Board. Subject to shareholder elections, he will serve on the Board through the term of his employment, with no additional compensation for services as a director.

2. Base Salary. Mr. Bradley’s initial base salary will be $240,000 per year. The Board may increase his base salary from time to time.

3. Annual Bonuses. Beginning with the Company's fiscal year which commences on January 1, 2007, Mr. Bradley is entitled to receive a bonus of up to 30% of his base salary ($72,000), upon the achievement of annual performance benchmarks, to be set by the Board from time to time in advance of each fiscal year.

4. Inducement Stock Option Grant. Mr. Bradley is entitled to receive stock options to purchase 500,000 shares of the Company’s common stock, which will represent approximately 2.17% of the Company’s fully diluted capital stock. The options will not constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986.  The options shall vest in installments in accordance with the schedule below:

•	100,000 shares shall vest on February 6, 2007

•	100,000 shares shall vest on November 6, 2007

•	100,000 shares shall vest on November 6, 2008

•	100,000 shares shall vest on November 6, 2009

•	100,000 shares shall vest on November 6, 2010

The exercise price per option shall be equal to the closing sale price of the Company’s common stock on October 24, 2006. The number of shares subject to the options will be equitably adjusted in the event of any stock split, stock dividend, reverse stock split or other similar event. The terms and conditions of the options are included in a separate option grant agreement substantially in the form attached in an 8-K the Company filed with the SEC dated October 30, 2006 as Exhibit 10.2.

5. Standard Benefits. Mr. Bradley will be eligible to participate in the Company’s standard benefits package, on the same basis as other senior executives of the Company.

 6. Vacation. Mr. Bradley will be entitled to 20 business days of paid vacation per calendar year.

7. Company Car. The Company shall reimburse Mr. Bradley for the amount required to lease an automobile of Mr. Bradley’s choice up to a maximum of $500 per month. In addition, the Company will reimburse Mr. Bradley, up to a maximum of $1,000 per year, for the following properly documented expenses related to such automobile: (i) service, (ii) maintenance, (iii) repair and (iv) excess mileage fees required by the automobile lease, if such excess mileage is the result of required business travel by Mr. Bradley on behalf of the Company.

8. Term. The employment agreement expires on the third anniversary of the Effective Date, subject to automatic renewal for a one-year term unless either party has given the other 60 days’ prior written notice.

9. Severance. Mr. Bradley will be entitled to certain severance payments and other rights if his employment is terminated: (i) by the Company without “Cause,” as that term is defined in his agreement, (ii) by Mr. Bradley for “Good Reason,” as that term is defined in his agreement, or (iii) non-renewal other than for “Cause.” In each such instance, Mr. Bradley’s severance benefits will be as follows:

•	Salary. Any unpaid base salary through the date of termination.

•	Vacation. Any earned but unused vacation time.

•	Severance Payment. He will be entitled to an amount equal to twelve months of base salary payable over the 12-month period immediately following termination.

•
To secure the Company’s obligation to make the Severance Payment, within seven days after the Effective Date, the Company shall deposit, at its election, either (1) cash in the amount of Two Hundred Forty Thousand Dollars ($240,000) or (2) an irrevocable letter of credit with a face amount of Two Hundred Forty Thousand Dollars ($240,000), with an agreed upon escrow agent who shall hold such funds (or letter of credit) in escrow pursuant to the terms and conditions contained in the escrow agreement substantially in the form of Exhibit 10.3 in an 8-K the Company filed with the SEC dated October 30, 2006. The escrow agreement provides different scenarios upon which either the Company or Mr. Bradley shall be entitled to interest on the escrowed funds.

•
Options. All unvested options shall immediately vest and, together with the previously vested options, must be exercised during the 60 days immediately following the date of termination (and if not so exercised, all such options shall automatically and irrevocably terminate).

 10. Additional Covenants. The employment agreement contains restrictive covenants, including anti-solicitation provisions extending one year after termination of his employment, as well as standard confidentiality obligations.

Code of Ethics

The Company adopted a Code of Ethics on April 6, 2004, that applies to its principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. A copy of our Code of Ethics was filed as an exhibit to our Annual Report for the year ended December 31, 2004. The Company undertakes to provide to any person, without charge, upon written or verbal request directed to Randy K. Johnson, the Company’s secretary, at 60 E. South Temple, Suite 1800, Salt Lake City, Utah 84111; Telephone: (801) 328-3600.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission promulgated thereunder, require our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and provide us with copies of such reports.

Based solely on a review of the copies of the reports furnished to us, or written representations that no reports were required to be filed, except as set forth above, we believe that during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were completed, except the following: (1) each of the following officers and directors failed to file a Form 3–Larry Earle, Brian Heinhold, Doug Kindred, Jay Potter, and Joseph Stapley; (2) each of the following officers and directors failed to file a Form 4 during 2005 to report a grant of stock options – Joseph Stapley, Doug Kindred, and Larry Earle; (3) William Warwick failed to file a Form 4 to report a restricted stock grant in 2006; (4) each of the following former officers and directors failed to file any Forms 4 or Forms 5: Gaylord Karren and John Hopkins. All officers and directors listed in item 1, 2 and 3 above filed the correct forms as of April 2, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of our common stock as of June 30, 2007 by:

•	each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. The percentage of beneficial ownership is based on 15,257,113 shares of common stock outstanding as of January 9, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Peter F. Ullrich (1) 1800 NW 89th Place Miami, FL 33172	14,462,492	62.6%

Water Science, LLC. (1) 1800 NW 89th Place Miami, FL 33172	11,000,000	47.6%

Wade R. Bradley (2) 1890 Cobb International Blvd., Ste 100 Kennesaw, GA 30152	200,000	1.3%

Joseph A. Stapley (3) 1890 Cobb International Blvd., Ste 100 Kennesaw, GA 30152	125,000	*

Doug Kindred (4) 1890 Cobb International Blvd., Ste 100 Kennesaw, GA 30152	675,000	4.4%

Larry Earle (5) 1890 Cobb International Blvd., Ste 100 Kennesaw, GA 30152	100,000	*
William J. Warwick 1063 Ocean Ridge Drive Wilmington, North Carolina 28405	150,000	1.0%
Jay S. Potter (6) 10509 Vista Sorrento Pkwy. #300 San Diego, CA 92121	489,905	3.2%
Theodore C. Jacoby, Jr. 1716 Hidden Creek Ct. St. Louis, MO 63131	50,000	*
Karl Hellman 555 Northpoint Center East, 4th Floor Alpharetta, GA 30022	0	*
J. Leo Montgomery (7) 1890 Cobb International Blvd., Ste 100 Kennesaw, GA 30152	544,300	3.5%
All current directors and executive officers as a group (11 persons)	16,796,897	71.1%

*Less than 1%

(1)
Mr. Ullrich is the managing member of Water Science, LLC. Mr. Ullrich beneficially owns 3,462,692 shares and indirectly through Water Science beneficially owns 3,138,463 shares, warrants to purchase 6,861,537 shares at an exercise price of $1.30 per share and a convertible note currently convertible into 1,000,000 shares. The warrants and convertible note are held by Water Science, LLC.

(2)
Mr. Bradley holds options to purchase a total of 500,000 shares at an exercise price of $1.30 per share; only 200,000 shares are currently exercisable or exercisable within 60 days of the date of this prospectus.

(3)	Mr. Stapley beneficially owns 100,000 shares and holds options to purchase a total of 25,000 shares at an exercise price of $3.50 per share.
(4)	Mr. Kindred beneficially owns 120,000 shares and holds options to purchase a total of 555,000 shares at exercise prices between $0.01 and $3.50 per share.
(5)	Mr. Earle holds options to purchase a total of 100,000 shares at an exercise price of $0.01 (75,000 shares) and $3.50 (25,000 shares) per share.
(6)
Mr. Potter beneficially owns 91,739 shares and holds warrants to purchase a total of 398,166 shares at exercise prices ranging from $0.01 to $5.00 per share. 15,000 shares and 209,292 warrants are owned by companies controlled by Mr. Potter.

(7)	Includes warrants to purchase up to 500,000 shares at an exercise price of $2.76 per share held by JL Montgomery Consulting, LLC. See “selling shareholders”.

Securities Authorized for Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2006
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	282,500	$3.50	717,500
Equity compensation plans not approved by security holders(1)	2,026,666	$1.60	N/A
Total	2,309,166	$1.83	N/A

(1)
Equity compensation plans not approved by security holders consist of individually negotiated grants of options or warrants to consultants, directors, suppliers, vendors and others who provide goods or services to the Company, and grants of warrants to investors in connection with limited offerings of the Company’s common stock.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in leased office space at 1890 Cobb International Boulevard, Suite A, B & C, Kennesaw, Georgia 30152. We believe that our current offices are adequate for present needs. Office space is leased and will be increased as we deem necessary.  We believe that it will not be difficult to find additional or alternative office space if necessary in the foreseeable future.

LEGAL PROCEEDINGS

NONE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions during the year ended December 31, 2006, involving our officers, directors and shareholders owning more than 10% of our outstanding stock. We believe that the terms of these transactions are at least as favorable to us as we would expect to negotiate with unrelated third parties.

Sale of Products to Affiliates of Shareholders

Water Science, who has exclusive rights to sell our products in Central and South America, is a major shareholder of the Company. Water Science is controlled by Peter Ullrich, who was appointed to the Company’s Board of Directors in April 2007. Water Science by agreement may purchase machinery from the Company at cost plus 25 percent. During the three and nine months ended September 30, 2007, the Company sold approximately $44,893 and $354,127 in products and services related to the installation and maintenance of machines to Water Science and related entities, respectively. During the three and nine months ended September 30, 2006, the Company sold approximately $490,415 and $1,198,634 in products to Water Science and entities related to Water Science, respectively. Further, the Company has received and recorded $697,500 in advance deposits from Water Science on machine orders at September 30, 2007.

Pursuant to the Amended and Restated Exclusive License and Distribution Agreement, certain terms in the original Exclusive License and Distribution Agreement between Water Science and us on or about September 19, 2005, were clarified, specifically with respect to what products and technology is intended to be covered by the License Agreement, and to specify the initial pricing with respect to such products.

The Company has a consulting agreement with JL Montgomery Consulting, LLC, a consulting practice owned by Mr. J. Leo Montgomery, who is the non-executive Chairman of the Board. Under the agreement, in April 2006 Mr. Montgomery received a warrant to purchase 500,000 shares of common stock at $2.76 per share, to expire at the end of five years. (The agreement is described more fully in the Company’s March 31, 2006 Quarterly Report on Form 10-QSB and attached to the Form 10-QSB as exhibit 10.13. The consulting agreement and its description are incorporated herein by this reference.) In October 2007, the warrant was amended to expire in ten rather than five years. This agreement also provides for consulting fees in a monthly amount to be negotiated after the Company achieves two consecutive quarters of positive EBITDA. As the Company has not achieved this milestone, no fees have been payable to date.

The Company made payments of $248,030 and $30,000 to SunTrust Robinson Humphrey in May and October of 2006, respectively, in connection with certain financing agreements. During this time, Mr. Montgomery was an Advisory Director with SunTrust Robinson Humphrey.

During the year ended December 31, 2006, we sold our products to Zerorez Franchising Systems, Inc. (“Zerorez”), a Nevada Corporation in which Gaylord Karren and John Hopkins, former officers of the Company, are beneficial owners. These sales to affiliates represented approximately 1% and 15% of our revenue during the fiscal years ended December 31, 2006 and 2005, respectively.

In December 2006, the Company entered into an amended exclusive licensing and product supplier agreement with Zerorez, an affiliated entity, to provide Zerorez with its Primacide water solutions and water generator for its carpet cleaning franchisees. The Company is committed to sell to Zerorez the Primacide B water generator over the next 5 years under the agreement, ending on December 31, 2011. The agreement allows for the automatic renewal of the agreement for three (3) terms of five years each, unless both parties agree to the cancellation of the agreement. The Company received $25,000 from sales of machines to Zerorez in 2006.

The Company provided financing for equipment to Zerorez franchisees, which are related party entities. These transactions were recorded through Equilease, Inc., a wholly owned subsidiary of the Company. During September 2006, Equilease was sold to EOWORP, L.L.C. (“EOWORP”), a related party, for the cash value of the notes receivable (See Note 15). EOWORP is a shareholder of the Company and its partners were involved in the management of the Company.

Equity and Financing Transactions

In 2004, the Company engaged Integra Management (“Integra”) to assist the Company in its investor relations and other public market related activities. The Company paid $15,000 and $61,876 to Integra in consulting fees for the years ended December 31, 2006 and 2005, respectively. The Company also issued Integra warrants to purchase 120,000 shares of common stock at exercise prices ranging from $0.01 per share to $5.00 per share during 2005. The Company also engaged Nexcore Capital (“Nexcore”) as its placement agent for two private placement offerings in 2005. The Company paid $0 and $724,513 to Nexcore in placement fees for the years ended December 31, 2006 and 2005, respectively. The Company issued warrants to purchase 73,800 and 78,885 shares to Nexcore in connection with the private placement offerings. The warrants have an exercise price of $5.00 and $5.50 per share respectively. Both companies, Integra and Nexcore, are controlled by Jay Potter, who is a member of the Board of Directors of EAU.

In September 2005, the Company sold a senior convertible note to Water Science in exchange for $3,000,000. Due to the discount of this note and the beneficial conversion feature, the Company has recognized $1,000,000 in interest expense and has recorded a gain of approximately $714,404 in the change of the derivative liability to fair market value for the year ended December 31, 2006. The Company recorded a loss of approximately $2,353,716 in the change of the derivative liability to fair market value for the year ended December 31, 2005.

The Company could be required to pay $270,000 in interest expenses related to the convertible note, which would leave the Company with net proceeds of $2,730,000. Comparing the payments required ($270,000) plus the total discount of the note, excluding interest to Water Science ($350,000 - see below) with the net proceeds ($2,730,000) this represents approximately 23%, or 8% averaged over the life of the note.

The following table describes the total possible profit Water Sciences could realize as a result of the conversion discount for the securities underlying the convertible note. The table shows with all accrued interest being converted at the maturity date and without converting the interest. The possible discount is based on the market price of the common stock on the date of issuance.

	With converting Interest	Without Converting Interest

Market Price on date of sale	$3.35	$3.35
Conversion Price	$3.00	$3.00
Total Possible shares	1,270,000	1,000,000
Combined Market Price	4,254,500	3,350,000
Total Conversion Value	3,810,000	3,000,000
Total possible discount	444,500	350,000

Prior to the issuance of the convertible note, Mr. Ullrich, or his affiliates, did not own any shares in the Company. Prior to the registration of shares included in this prospectus, Mr. Ullrich, or his affiliates, do not own any registered shares in the Company. The Company is registering 2,307,692 shares on behalf of Mr. Ullrich, or his affiliates.

On May 9, 2007, Peter F. Ullrich, a director, and Water Science LLC (“WS”), shareholders of EAU Technologies, Inc., entered into an agreement (the “Termination Agreement”) for the cancellation and reissuance of existing warrants held by WS (“Original Warrants”) to purchase a total of 8.4 million shares of the Company’s common stock. In the Termination Agreement, the parties agreed as follows:

•	The Original Warrants were cancelled.
•
The Company granted to WS replacement warrants (“Replacement Warrants”) to purchase a total of 8.4 million shares of common stock at an exercise price of $1.30 per share, with an expiration date of May 9, 2010.

•
The Company has a right (“Put Right”) to require WS to exercise one of the Replacement Warrants for up to 3,230,769 shares. The Company may exercise the Put Right from time to time, but not more often than once per month.

•	The warrant shares are subject to an amended registration rights agreement.

The following table is the potential profit to Water Science upon the exercising of the warrants due to the discount of the exercise price in relation to the market price on the date of issuance.

Warrants

Market Price on date of sale	$2.00
Exercise Price	$1.30
Total Possible shares	8,400,000
Combined Market Price	16,800,000
Total Conversion Value	10,920,000
Total possible discount	5,880,000

The following table describes the total amounts that the Company could pay or has paid in connection with financing agreements with Mr. Ullrich or Water Sciences.

Transaction	Amount paid/to be paid	Entity	Comment
Convertible Debt Sale	$270,000	Water Science, LLC	Potential interest due on maturity
May 2006 financing/warrants	$248,030	SunTrust	Placement agent fees
October 2006 Financing/shares	$30,000	SunTrust	Placement agent fees

In the sale of the convertible note to Water Science, the Company received gross proceeds of $3,000,000. If the note is not converted the Company would be required to pay $3,000,000, plus $270,000 in interest to Water Science. (We have removed the shares underlying the convertible note from the registration statement.)

The following table is a summary of equity transactions with Mr. Peter F. Ullrich. The table shows the number of shares outstanding prior to the transaction and the percentage of the outstanding shares issued to Mr. Ullrich as compared to the total outstanding shares not held by Mr. Ullrich or his affiliates.

Date	Transaction	Number of shares outstanding prior to transaction	Shares outstanding not held by Ullrich	Number of shares issued or issuable	% of Total issued	Market Price per share at time of issuance	Current Market Price per share*
9/16/2005	Convertible Debt Sale	8,593,601	8,593,601	1,000,000	12%	3.35	1.07

5/1/2006	Shares Purchased	9,424,495	9,424,495	1,600,000	17%	1.95	1.07

10/27/06	Shares Purchased	11,134,495	8,944,495	1,153,846	13%	1.45	1.07

01/10/07	Shares Purchased	12,313,341	8,969,495	1,153,846	13%	0.95	1.07

05/09/07	Warrants re-issued	13,467,187	8,404,495	8,400,000	100%	2.00	1.07

05/09/07	Warrants re-issued	13,467,187	8,404,495	8,400,000	100%	2.00	1.07

10/11/07	Warrants exercised	13,567,187	8,504,495	1,538,463	18%	0.80	1.07

9/16/2006	Convertible Debt Sale	8,593,601	8,593,601	2,000,000	23%	3.35	1.07
	The Company issued these warrants at the time of the convertible debt sale, but has since cancelled all of these.

5/1/2006	Shares Purchased	9,424,495	9,424,495	6,400,000	68%	1.95	1.07
	The Company issued these warrants at the time of this financing transaction, but has since cancelled all of these.

*Current Market price as of January 22, 2008.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is presently listed on the OTC Bulletin Board under the symbol EAUI.OB. Prior to the completion of our name change from Electric Aquagenics Unlimited, Inc. to EAU Technologies, Inc., on January 17, 2007, our common stock was listed under the symbol EAQU.OB. We have not declared dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.

In April 2006, the Company issued 25,000 shares of the Company’s common stock to an employee for services valued at $2.00 per share, or $57,500.

In January 2006, the Company issued a total of 76,670 shares of the Company’s common stock to unrelated entities for services valued at $2.58 per share or $197,809.

On May 1, 2006, the Company sold and issued to Water Science, LLC, a Florida limited liability company (“Water Science”), a related party, a total of 1,600,000 shares of the Company’s $0.0001 par value common stock for a total of $4 million cash, or $2.50 per share. The sale of the securities was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933 (the “Act”) and Rule 506 of Regulation D promulgated thereunder, in that Water Science is an accredited investor and the placement occurred without general solicitation.

On May 1, 2006, the Company also issued to Water Science a warrant to purchase up to 6,400,000 shares of the Company’s $0.0001 par value common stock in exchange for the payment of $2.76 per share. The warrant is exercisable for a period of three years. The holder of the warrant may exercise the warrant as to an aggregate of up to 500,000 shares by converting a portion of the warrant into that number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the conversion right minus the aggregate purchase price of such Shares by (b) $2.76. The warrant can only be exercised as to the remaining shares by payment of the purchase price in cash. The issuance of the warrant was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder, in that Water Science is an accredited investor and the issuance occurred without general solicitation.

A placement fee of $240,000 was paid to SunTrust Robinson Humphrey Capital Markets Division (“SunTrust”) in connection with the placement of the 1,600,000 shares of common stock. The placement fee was paid to SunTrust pursuant to the terms of an Engagement Letter dated October 31, 2005 (the “Engagement Letter”) whereby SunTrust was appointed as the Company’s exclusive placement agent in connection with the sale of securities by the Company. Pursuant to the terms of the Engagement Letter, which may be terminated by either party at any time, SunTrust is entitled to a placement fee of 6.0% of the gross proceeds received by the Company from any sale by the Company of its securities. On December 18, 2006, EAU chose to terminate the exclusive client relationship and will seek to engage SunTrust on a case by case basis.

In August 2006, the Company issued 75,000 shares of the Company’s common stock to three employees (25,000 shares each) upon their exercising of outstanding stock options. Each option was exercised at $0.01 per share. The Company received proceeds of $750.

On October 27, 2006, the Company entered into a stock purchase agreement with Peter F. Ullrich, a shareholder of the Company, whereby Mr. Ullrich agreed to purchase a total of 2,307,692 newly issued shares of $0.0001 par value common stock of the Company for a purchase price of $1.30 per share in a private transaction, for total consideration of $3,000,000. Under the terms of the agreement, Mr. Ullrich purchased 1,153,846 shares on October 27, 2006 and purchased the remaining 1,153,846 shares in January 2007. As part of the transaction, Water Science agreed that this transaction would not cause an adjustment to the conversion price of the Senior Convertible Note issued to Water Science in September 2005, nor would it cause an adjustment to the exercise price of the warrants issued to Water Science in September 2005.

 Our shares are thinly traded, with low average daily volume. This, coupled with a limited number of market makers, impairs the liquidity of our common stock, not only in the number of shares of common stock that can be bought and sold, but also through possible delays in the timing of transactions, and lower prices for our common stock than might otherwise prevail. This could make it difficult for an investor to sell shares of our common stock or to obtain a desired price.

Our common stock may be subject to the low-price security, or so called “penny stock,” rules that impose additional sales practice requirements on broker-dealers who sell such securities. The securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure in connection with any trades involving a stock defined as a “penny stock” (generally defined as, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks sometimes may limit the ability of broker-dealers to sell the Company’s common stocks and thus, ultimately, the ability of the investors to sell their securities in the secondary market. Prices for the Company’s shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, the Company’s results of operations, what investors think of the Company and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading of our shares.

The table below sets forth the range of high and low closing prices of our common stock as reported on the OTC Bulletin Board, for the last two years. Common stock began trading publicly during May 2004.

	EAU Technologies, Inc. Common Stock
	High	Low
Year Ended December 31, 2006
Quarter Ended March 31, 2006	$3.35	$2.40
Quarter Ended June 30, 2006	2.85	1.75
Quarter Ended September 30, 2006	2.00	1.51
Quarter Ended December 31, 2006	1.70	0.85

	EAU Technologies, Inc. Common Stock
	High	Low
Year Ended December 31, 2005
Quarter Ended March 31, 2005	$5.75	$3.65
Quarter Ended June 30, 2005	4.70	3.25
Quarter Ended September 30, 2005	4.45	2.95
Quarter Ended December 31, 2005	3.38	2.52

As the foregoing are over-the-counter market quotations, they reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not represent actual transactions.

As of December 31, 2006, the Company had approximately 438 record holders of common stock and as of June 26, 2007, the Company had approximately 400 record holders of common stock.

Dividends

We have never paid any dividends on our capital stock. We currently expect that we will retain future earnings for use in the operation and expansion of its business and do not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

Historical Sales Of Unregistered Securities

Since September 30, 2004, EAU sold the following securities without registering under the Securities Act of 1933:

In December 2004, we successfully completed a private placement offering of $2,935,142 for 838,612 shares of our common stock at $3.50 per share. Under this offering, we received proceeds of approximately $2,583,000, net of offering costs of approximately $352,000 plus placement agent warrants of 75,475 shares, exercisable at any time within 5 years at the exercise price of $5.00.

In February 2005, we successfully completed a private placement offering of $2,975,000 for 850,000 shares of our common stock at $3.50 per share. Under this offering, we received proceeds of $2,630,600, net of offering costs of approximately $344,000 plus placement agent warrants of 73,800 shares, exercisable at any time within 5 years at the exercise price of $5.00.

In June 2005, we initiated a private placement offering of $7,000,000 for the equivalent of 2,000,000 shares of our common stock at $3.50 per share. The shares were included as part of an investment unit (the “Unit”) consisting of two (2) shares of common stock plus one (1) warrant exercisable at any time before December 31, 2006, at $5.50 per share (the “June Warrants”). Each Unit was priced at $7.00. As of September 30, 2005, we had received proceeds of approximately $2,300,000, net of offering cost of approximately $300,000 plus placement agent warrants of 78,885 shares, exercisable at any time within four years at $5.50 per share. On or about September 17, 2005, we reduced the exercise price of the June Warrants from $5.50 per share to $3.17 per share.

On September 19, 2005, we issued to Water Science, a senior secured convertible promissory note in the principal amount of $3 million (the “Note”). The Note’s maturity date is September 19, 2008, and the Note is secured by a senior lien upon all of our assets, pursuant to a “Security Agreement,” executed by us in favor of Water Science on September 19, 2005. The Note is convertible into our $0.0001 par value common stock at an initial conversion price of $3.00 per share.

In connection with the issuance of the Note, we granted to Water Science a three year warrant to purchase up to 2 million shares of our $0.0001 par value common stock for a purchase price of $2.76 per share. We also entered into a Registration Rights agreement, whereby we agreed to register shares that underlie the Note and the Warrant.

On May 1, 2006, we entered into a Subscription Agreement, a Warrant Agreement, a Registration Rights Agreement and an Amended and Restated Exclusive License and Distribution Agreement with Water Science, an accredited and sophisticated investor and our senior lender and a major customer. Pursuant to the Subscription Agreement, we sold and issued to Water Science 1,600,000 shares of our $0.0001 par value common stock for an aggregate purchase price of $4 million, or $2.50 per share. Pursuant to the Warrant Agreement, we granted to Water Science a three year warrant to purchase up to a total of 6,400,000 shares of our $0.0001 par value common stock for a purchase price of $2.76 per share.

On October 27, 2006, the Company entered into a stock purchase agreement with Peter F. Ullrich, a shareholder of the Company, whereby Mr. Ullrich agreed to purchase a total of 2,307,692 newly issued shares of $0.0001 par value common stock of the Company for a purchase price of $1.30 per share in a private transaction, for total consideration of $3,000,000. Under the terms of the agreement, Mr. Ullrich purchased 1,153,846 shares on October 27, 2006 and purchased the remaining 1,153,846 shares in January 2007. As part of the transaction, Water Science agreed that this transaction would not cause an adjustment to the conversion price of the Senior Convertible Note issued to Water Science in September 2005, nor would it cause an adjustment to the exercise price of the warrants issued to Water Science in September 2005.

On April 16, 2007, the Board of Directors of EAU Technologies, Inc. appointed Peter F. Ullrich, as a member of the Board of Directors.

On May 9, 2007, Peter F. Ullrich and Water Science LLC (“WS”), shareholders of EAU Technologies, Inc., entered into an agreement (the “Termination Agreement”) for the cancellation and reissuance of existing warrants held by WS (“Original Warrants”) to purchase a total of 8.4 million shares of the Company’s common stock. In the Termination Agreement, the parties agreed as follows:

•	The Original Warrants were cancelled.
•
The Company granted to WS replacement warrants (“Replacement Warrants”) to purchase a total of 8.4 million shares of common stock at an exercise price of $1.30 per share, with an expiration date of May 9, 2010.

•
The Company has a right (“Put Right”) to require WS to exercise one of the Replacement Warrants for up to 3,230,769 shares. The Company may exercise the Put Right from time to time, but not more often than once per month.

•	The warrant shares are subject to an amended registration rights agreement.

On October 11, 2007, Water Science LLC exercised a portion of its warrants and the Company issued 1,538,463 shares of common stock to Water Science, at an exercise price of $1.30 per share.

On May 7, 2007, Charlie and Donna Bergh exercised their warrants, and the Company issued 100,000 shares of common stock to them, at an exercise price of $0.50 per share.

On January 1, 2008, Doug Kindred, an officer of the Company, exercised 150,000 options at an exercise price of $0.01 per share. The options were granted in 2003 for services.

Pursuant to the registration rights agreement, we agreed to register with the Securities and Exchange Commission all of the shares purchased by Water Science, all of the shares underlying the warrants, and all shares issuable upon conversion of the note held by Water Science.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 50,000,000 shares of common stock, par value $0.0001 per share. At January 9, 2008, there were 15,257,113 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to our capital stock contained in our Certificate of Incorporation and By-Laws and under the Delaware General Corporate Law (“DGCL”). The summary is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws and the DGCL.

Common Stock

Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

Stockholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of common stock, when issued, will be fully paid and non-assessable. We currently do not accumulate money on a regular basis in a separate custodial account, commonly referred to as a sinking fund, to be used to redeem debt securities.

Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Transfer Agent

Our transfer agent is Computershare, 1745 Gardena Avenue, Glendale, CA 91204-2991.

Limitation Of Liability: Indemnification

Our Certificate of Incorporation provides that our directors shall not be liable to our stockholders or us for monetary damages for breach of fiduciary duty as a director.

Our Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any legal action, suit or proceeding, whether criminal, civil, administrative or investigative, whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was our director or officer, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, our certificate of incorporation provides for indemnification of any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was our director or officer and is or was serving as our fiduciary, or otherwise rendering to, any employee benefit plan relating to us. Our indemnification obligation in the certificate of incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of EAU that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by HJ & Associates LLC, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Arnall Golden Gregory LLP will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL INFORMATION

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets	F-3 – F-4

Consolidated Statements of Operation	F-5 – F-6

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)	F-7 – F-8

Consolidated Statements of Cash Flows	F-9 – F-10

Notes to Consolidated Financial Statements	F-11 – F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
EAU Technologies, Inc.
(formerly Electric Aquagenics Unlimited, Inc)
Lindon, Utah

We have audited the accompanying consolidated balance sheets of EAU Technologies, Inc. (formerly Electric Aquagenics Unlimited, Inc.) as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EAU Technologies, Inc. (formerly Electric Aquagenics Unlimited, Inc.) as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company’s recurring losses and cash used by operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 16, 2007

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$206,094	$681,348
Accounts receivable, net	134,225	122,771
Accounts receivable – related party, net	219,479	1,061
Pre-paid expense	15,641	-
Current portion of notes receivable	-	18,834
Current portion of notes receivable – related party	-	63,823
Inventory, net	2,502,263	2,003,902
Total current assets	3,077,702	2,891,739
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $406,919 and $245,211	633,477	946,702
OTHER ASSETS
Note receivable	-	72,555
Note receivable - related party	-	306,829
Investments	-	374,075
Intellectual property	1,191,238	1,207,459
Deposits	27,344	10,568
Total other assets	1,218,582	1,971,486
Total assets	$4,929,761	$5,809,927

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	December 31,
	2006	2005
CURRENT LIABILITIES
Accounts payable	$738,666	$1,320,313
Accrued expenses	560,166	346,759
Warranty reserve	102,362	96,800
Advance deposits on machine orders – related party	697,500	-
Current portion of long-term debt	17,778	38,675
Total current liabilities	2,116,472	1,802,547
LONG TERM LIABILITIES
Long Term Debt, net of current portion	79,424	157,001
Senior Convertible Note Payable - related party, net of discounts of $1,708,333 and $2,708,333 respectively	1,291,667	291,667
Derivative liability – related party	4,639,312	5,353,716
Deferred licensing revenue – related party	741,667	941,667
Total Long Term Liabilities	6,752,070	6,744,051

Total Liabilities	8,868,542	8,546,598

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.0001 par value; 50,000,000 shares authorized; 12,313,341 and 9,322,825 issued and outstanding, respectively	1,232	933
Additional paid in capital	27,151,279	19,838,331
Accumulated deficit	(31,091,292)	(22,575,935)
Total stockholders’ equity (deficit)	(3,938,781)	(2,736,671)
Total liabilities and stockholders’ equity (deficit)	$4,929,761	$5,809,927

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2006	2005
NET SALES – RELATED PARTY	$1,124,560	$121,964

NET SALES	825,149	554,538

TOTAL SALES	1,949,709	676,502

COST OF GOODS SOLD	1,259,514	651,812

GROSS PROFIT	690,195	24,690

OPERATING EXPENSES
Depreciation and amortization	224,199	181,912
Research and development	348,923	1,172,027
General and administrative	7,879,783	9,600,091

Total operating expenses	8,452,905	10,954,030

LOSS FROM OPERATIONS	(7,762,710)	(10,929,340)

OTHER INCOME (EXPENSE)
Interest expense	(1,173,335)	(385,057)
Interest income	22,833	10,511
Gain (loss) on derivative liability	714,404	(2,353,716)
Gain on sale of assets	72,736	2,530
(Loss) on investments	(374,075)	-
Other income (expense)	(43,408)	362,975

Total other income (expense)	(780,845)	(2,362,757)

LOSS BEFORE PROVISION FOR INCOME TAXES	(8,543,555)	(13,292,097)

PROVISION FOR INCOME TAXES	-	-

LOSS FROM CONTINUING OPERATIONS	(8,543,555)	(13,292,097)

DISCONTINUED OPERATIONS:

Income from operations of discontinued operations (Net of $0 in income taxes)	28,248	43,847

(Loss) on disposal of discontinued operations (Net of $0 in income taxes)	(50)	-

GAIN FROM DISCONTINUED OPERATIONS	28,198	43,847

NET LOSS	$(8,515,357)	$(13,248,250)

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Continued)

	For the Year Ended
	December 31,
	2006	2005
NET LOSS	$(8,515,357)	$(13,248,250)

NET LOSS PER SHARE CONTINUING OPERATIONS	$(0.81)	$(1.54)

NET INCOME PER SHARE DISCONTINUED OPERATIONS	$0.00	$0.00

WEIGHTED AVERAGE OF SHARES OUTSTANDING	10,541,203	8,602,812

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’
EQUITY(DEFICIT)

	COMMON STOCK		ADDITIONAL	STOCK
			PAID IN	SUBSCRIPTION	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	RECEIVABLE	DEFICIT	TOTAL
Balance, December 31, 2004	7,446,197	$745	$12,173,124	$(2,125)	$(9,327,685)	$2,844,059

Issuance of 17,141 shares for cash	17,141	2	59,992	—	—	59,994

Issuance of 10,000 shares for services	10,000	1	47,499	—	—	47,500

Issuance of 5,000 shares for termination of investment	5,000	1	24,999	—	—	25,000

Issuance of 850,000 shares for cash, net of offering costs of $355,793	850,000	85	2,721,307	—	—	2,721,392

Issuance of 17,986 shares for conversion of warrants	17,986	2	33,272	—	—	33,274

Issuance of 50,000 shares for services	50,000	5	144,995	—	—	145,000

Receipt of subscription receivable	—	—	—	2,125	—	2,125

Issuance of 50,000 shares for conversion of warrants	50,000	5	24,995	—	—	25,000

Issuance of 876,500 shares for cash, net of offering costs of $366,885	876,501	87	2,704,535	—	—	2,704,622

Warrants issued for services	—	—	1,903,613	—	—	1,903,613

Net loss for the year ended Dec. 31, 2005	—	—	—	—	(13,248,250)	(13,248,250)

Balance, December 31, 2005	9,322,825	$933	$19,838,331	$—	$(22,575,935)	$(2,736,671)

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’
EQUITY(DEFICIT)

	COMMON STOCK		ADDITIONAL	STOCK
			PAID IN	SUBSCRIPTION	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	RECEIVABLE	DEFICIT	TOTAL
Balance, December 31, 2005	9,322,825	$933	$19,838,331	$—	$(22,575,935)	$(2,736,671)

Issuance of 76,670 shares for services at $2.58 per share	76,670	8	197,801	—	—	197,809

Issuance of 25,000 shares for services at $2.30 per share	25,000	3	57,497	—	—	57,500

Issuance of 1,600,000 shares for cash of $4,000,000, less offering costs of $240,000	1,600,000	160	3,759,840	—	—	3,760,000

Issuance of 75,000 shares for cash option exercise of $0.01 per share.	75,000	7	743	—	—	750

Adjustment to reconcile prior PIPE offering	—	—	(3)	—	—	(3)

Issuance of 60,000 shares to pay liability valued at $205,200	60,000	6	205,194	—	—	205,200

Issuance of 1,153,846 shares for cash of $1,500,000, less offering costs of $30,000	1,153,846	115	1,469,885	—	—	1,470,000

Issuance and vesting of options and warrants for services	—	—	1,621,991	—	—	1,621,991

Net loss for the year ended Dec. 31, 2006	—	—	—	—	(8,515,357)	(8,515,357)

Balance, December 31, 2006	12,313,341	$1,232	$27,151,279	$—	$(31,091,292)	$(3,938,781)

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,515,357)	$(13,248,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	224,200	181,912
Bad debt expense	13,197	30,000
Common stock issued for services	255,309	217,500
Warrants issued in lieu of cash	1,621,991	1,903,613
Discount of note payable	1,000,000	291,667
Gain (loss) on sale of assets	72,736	(2,530)
Disposal of assets	26,091	-
Loss on disposal of discontinued operations	50	-
(Gain) loss on investments	374,075	(362,974)
(Gain) on settlement of debt	(14,597)	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(24,651)	(101,633)
(Increase) decrease in accounts receivable – related party	(218,418)	100,000
Increase in pre-paid expense	(15,641)
Increase in inventory	(498,361)	(1,509,655)
Increase in deposits	(16,776)	(4,810)
Increase (decrease) in accounts payable	(595,701)	841,864
Increase in warranty reserve	5,562	1,640
Increase in advance on deposits on machine orders – related party	697,500	-
Increase (decrease) in deferred revenue	(200,000)	941,667
Increase (decrease) in derivative liability	(714,404)	2,353,716
Increase in accrued expenses	418,607	195,547
Net cash used in operating activities	(6,104,588)	(8,170,726)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(54,552)	(433,998)
Proceeds from sale of assets	456,201	601,067
Payments received from notes receivable	13,877	20,140
Payments from (advances to) notes receivable – related party	24,206	(156,030)
Intellectual property disbursements	(9,870)	(23,013)
Net cash provided by investing activities	429,862	8,166
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable	(31,275)	(91,721)
Proceeds from notes payable	-	3,000,000
Proceeds from issuance of common stock, net	5,230,747	5,544,282
Proceeds from common stock subscribed	-	2,125
Net cash provided by financing activities	5,199,472	8,454,686
NET INCREASE (DECREASE) IN CASH	(475,254)	292,126
CASH BEGINNING OF YEAR	681,348	389,222
CASH END OF YEAR	$206,094	$681,348

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2006	2005
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$57,463	$62,405
Income Taxes	$-	$-
Supplemental Disclosures of Non-cash Investing and Financing Activities
Common stock issued on conversion of liabilities	$205,200	$-
Common stock issued for services	$255,309	$217,500
Warrants issued for services	$1,621,991	$1,903,613

The accompanying notes are an integral part of these consolidated financial statements.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Business Description - EAU Technologies, Inc. (the “Company” or “EAU”), was incorporated on March 6, 2000, under the laws of the state of Delaware and commenced operations in September, 2000 as Primacide, Inc,. On May 10, 2001, the Company changed its name from Primacide, Inc., to Electric Aquagenics Unlimited, Inc. On January 17, 2007 the Company changed its name from Electric Aquagenics Unlimited, Inc. to EAU Technologies, Inc. The Company is in the business of developing, manufacturing and marketing equipment that uses water electrolysis to create fluids. These fluids have various commercial applications and may be used in commercial food processing organic or non-organic agricultural and consumer products that clean, disinfect, remediate, hydrate and moisturize. These products, which the Company intends to market nationally and internationally, are for commercial and residential use. The Company is a successor enterprise to another company, Primacide, LLC, which was founded by certain of the Company’s founders in 1998. The Company was organized with an insignificant carrying amount of the assets of Primacide, LLC. The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation - The accompanying financial statements for 2006 were not consolidated. The financial statements for 2005, were consolidated and include the accounts of its wholly owned subsidiary Equilease, Inc. (“Equilease”), which was sold during 2006 (See Note 15). All significant intercompany accounts and transactions have been eliminated, if any.

Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Receivables - Receivables represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. The Company estimates allowances for doubtful accounts based on the aged receivable balances and historical losses. The Company charges off uncollectible accounts receivable when management estimates no possibility of collecting the related receivable.

Inventory - Inventory, consisting primarily of finished goods, is stated at the lower of cost or market; cost is determined on first-in, first-out (FIFO) method.

Property and Equipment, and Depreciation - Property and equipment are recorded at historical cost. Expenditures for additions and major improvements that extend the life of the asset are capitalized, whereas the cost of maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from three to five years. Depreciation expense for the years ended December 31, 2006 and 2005 was $224,199 and $181,912, respectively. In September 2005, the Company pledged all the assets of the Company as collateral for the Senior Convertible Note, payable to Water Science, a related party.

Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets are reported at the lower of carrying or fair value less costs to sell.

Fair Value of Financial Instruments - The carrying values of cash on hand, receivables, payables and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Recognition of Sales and Costs of Goods Sold - The Company records sales of its products based upon the terms of the contract; when title passes to its customers; and, when collectibility is reasonably assured. The Company provides an allowance for sales returns based on current and historical experience. Cost of goods sold consists of the purchase price of products sold including inbound shipping charges.

Warranties - The Company warrants its products against defects in materials and workmanship for a period of three years. The Company has accrued a reserve for these anticipated future warranty costs.

Advertising Costs - The Company expenses advertising costs as incurred. The Company expensed $169,303 and $665,091, during the years ended December 31, 2006 and 2005, respectively.

Income Taxes - The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development - Research and development costs are expensed as incurred. Research and development expenses for the years ended December 31, 2006 and 2005 were $348,923 and $1,172,027, respectively.

Patents, Trademarks and Intellectual Property - Patents, trademarks and intellectual property, consisting of trade secrets and formulas, are recorded in accordance with SFAS No. 142. As such, patents and trademarks are initially measured based on their fair values. Patents and trademarks will be amortized on a straight-line basis over its estimated life. Currently, we do not have any patents in force to begin amortizing. Intellectual property with indefinite lives is not amortized, but the carrying amounts of these assets are reviewed for impairment at least annually. The Company reviewed these assets for impairment at December 31, 2006 and determined the no impairment was indicated.

Investments - The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance-sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale. Held-to-maturity securities are recorded as either short-term or long-term on the balance sheet based on contractual maturity date and are stated at amortized cost. Marketable securities that are bought and held principally for the purpose of being sold in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Debt and marketable equity securities which are not classified as held-to-maturity or as trading are classified as available-for-sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in stockholders’ equity.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

The equity method of accounting is used when the Company has a 20% to 50% interest in other entities. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these entities. Nonmarketable investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost, and periodically reviewed for impairment.

Comprehensive Loss - The Company adopted SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in the financial statements. For the year ended December 31, 2006 and 2005, the Company had no other component of comprehensive income or loss other than the net loss as reported in the statement of operations.

Earnings Per Share - The Company adopted SFAS No. 128, “Earnings per Share” (“SFAS 128"), which is effective for annual periods ending after December 15, 1997.  Earnings per share (EPS) are computed based on the weighted average number of shares actually outstanding.  No changes in the computation of diluted earnings per share amounts are presented because warrants granted would have been anti-dilutive due to the Company’s net reported loss.

Stock Based Compensation -  The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payments to employees and directors including employee stock options and stock purchases related to the Company’s employee stock option and award plans based on estimated fair values.

Recently Enacted Accounting Standards: In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections, an amendment of APB Opinion 20 and FASB Statement No. 3,” which changes the requirements for accounting for and reporting on a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS No. 154 will not have a material impact on our results of operations.

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets, an amendment of FASB No. 140,” which modifies the accounting for and reporting of servicing asset and servicing liabilities. This statement is effective as of the beginning of our first fiscal year that begins after September 15, 2006. SFAS No. 156 is not currently applicable to the company and, we believe that the adoption of SFAS No. 156 will not have a material impact on our results of operations.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2006, the FASB issued Financial Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of applying the various provisions of FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” that provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. This standard will be effective for financial statements issued for fiscal periods beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of applying the various provisions of SFAS 157.

Reclassification - The financial statements for periods prior to December 31, 2006, have been reclassified to conform to the headings and classifications used in the December 31, 2006, financial statements.

NOTE 2 - CONCENTRATIONS OF CREDIT RISK

The Company occasionally maintains cash balances in excess of the $100,000 federally insured limit. To date, the Company has not incurred, and the Company’s management does not currently expect to incur, any losses associated with its cash balances.

The Company extends unsecured credit to its customers in the normal course of business. Periodically, the Company performs credit evaluations of its customers’ financial condition for determination of doubtful accounts.

For the year ended December 31, 2006, sales to one customer, a related party, represented approximately 56% of the Company’s total net sales. Approximately 78% of the Company’s outstanding receivables were attributable to two customers, one related party and one non-related party, as of December 31, 2006.

For the year ended December 31, 2005, sales to three customers, two related parties and one non-related party, represented approximately 23% of the Company’s total net sales. Approximately 83% of the Company’s outstanding receivables were attributable to six customers as of December 31, 2005.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following at December 31:

	2006	2005
Trade Accounts Receivable	$159,225	$152,771
Trade Accounts Receivable - Related Party	219,479	1,061
Less allowance for doubtful accounts	(25,000)	(30,000)

	$353,704	$123,832

Bad debt expense for the years ended December 31, 2006 and 2005 was $13,197 and $30,000, respectively.

NOTE 4 - INVENTORIES

The composition of inventories is as follows at December 31:

	2006	2005
Finished goods	$543,336	$531,625
Raw materials	2,375,062	1,792,277
Allowance for obsolete inventory	(416,135)	(320,000)

	$2,502,263	$2,003,902

The Company has established an allowance for obsolete inventory. Expense for obsolete inventory was $121,303 and $299,000, for the years ended December 31, 2006 and 2005, respectively, and is included in Cost of Goods Sold.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2006	2005
Machinery and equipment	754,921	723,870
Vehicles	4,650	127,687
Furniture and fixtures	50,824	55,680
Leasehold improvements	230,001	284,676

Total property and equipment	1,040,396	1,191,913

Less: accumulated depreciation	(406,919)	(245,211)

Property and equipment, net	$633,477	$946,702

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PATENTS, TRADEMARKS AND INTELLECTUAL PROPERTY

Patents, trademarks and intellectual property consisted of the following at:

	December 31,
	2006	2005
Patents and trademarks	$68,380	$84,601
Intellectual property	1,122,858	1,122,858

Net	$1,191,238	$1,207,459

The Company determined that the intangible assets valued at $1,122,858 acquired in the purchase of Aquagen on December 31, 2004 are not subject to amortization based upon the guidance contained in SFAS 142, Paragraph 11, and Appendix A related thereto. Specifically, in acquiring the intangible assets, the Company reviewed all pertinent factors detailed in SFAS 142 and determined that there were no legal, contractual, competitive, economic or other factors that would limit the useful life of the intangible assets.

NOTE 7 - INVESTMENTS

During 2005 and 2004, the Company purchased or acquired 187,038 shares of common stock of Zerorez Franchising Systems, Inc. (“Zerorez”), an entity who is controlled by former members of EAU management, for $2.00 per share, or total consideration of $374,075. Because Zerorez is a private company and the Company is unable to obtain adequate information regarding the value of our shares in Zerorez, the Company has determined that the value of each share should be written down to $0 per share and a loss of $374,075 was recorded. As of December 31, 2006, the carrying value of this investment is $0.

In April 2005, the Company sold its investment in Biofilm Strategies Corporation, a privately held Delaware corporation (“Biofilm”), consisting of 359,000 shares of common stock (the “Shares”), to an unrelated third party for a total consideration of $718,000, which was paid in cash at the closing.  The Shares represented approximately thirty-six percent (36%) of the total issued and outstanding capital stock of Biofilm, and were acquired by the Company in increments between April 2004 and January 2005 for total cash consideration of $359,000.  The sale resulted in a gain to the Company of $359,000.  The reason for the sale was that the Board of Directors of the Company determined that the business of Biofilm no longer fit into the Company’s strategic plans.

NOTE 8 - RELATED PARTY TRANSACTIONS

Sales to Affiliates - Water Science, who has exclusive rights to sell our products in South America and Mexico, is a major shareholder of the Company. Water Science by agreement may purchase machinery from the Company at cost plus 25 percent. During the year ended December 31, 2006, the Company sold four large water generators, one small water generator and related parts to Water Science for $660,141. Further, the Company has received and recorded $697,500 in advance deposits from Water Science on machine orders at December 31, 2006. The Company also sold approximately $239,419 in products to an entity related to Water Science. In connection with the sales of the machines and products, the Company has recorded approximately $219,479 in accounts receivable at December 31, 2006. The Company sold two small water generators to Water Science for $34,164 during the year ended December 31, 2005.

During the year ended December 31, 2006, the Company sold one of its small water generators to Zerorez for $25,000. Zerorez is an affiliated entity having similar shareholders and who was founded by the same individuals who founded EAU. Many of the Company’s directors are shareholders of Zerorez. The Company had $0 in accounts receivable related to these transactions at December 31, 2006. The Company also sold approximately $600 in products to Zerorez. The Company sold four of its generators to Zerorez for $100,000 and other product sales of approximately $22,000 during the year ended December 31, 2005.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - RELATED PARTY TRANSACTIONS (Continued)

Notes Receivable - The Company provided financing for equipment to Zerorez franchisees, which are related party entities. These transactions were recorded through Equilease, Inc., a wholly owned subsidiary of the Company. During September 2006, Equilease was sold to EOWORP, L.L.C. (“EOWORP”), a related party, for the cash value of the notes receivable (See Note 15). EOWORP is a shareholder of the Company and its partners were involved in the management of the Company.

Senior Note Payable - In September 2005, the Company entered into a Senior Convertible Note with Water Science in exchange for $3,000,000 (see Note 10). Due to the discount of this note and the beneficial conversion feature, the Company has recognized $1,000,000 in interest expense and has recorded a gain of approximately $714,404 in the change of the derivative liability to fair market value for the year ended December 31, 2006. The Company recorded a loss of approximately $2,353,716 in the change of the derivative liability to fair market value for the year ended December 31, 2005.

Licensing Fee - In September 2005, the Company received $1,000,000 in exchange for providing Water Science exclusive licensing and distribution rights for a five-year term for a specified market area. The agreement provides termination rights by Water Sciences and a pro rata refund of the fee. The Company recognizes the fee on a pro rata basis over the life of the agreement. The Company recognized $200,000 for the year ended December 31, 2006.

Severance - The Company has accrued $80,500 at December 31, 2006, as severance pay to Mr. John Hopkins, the Company’s former President.

Advances - Periodically throughout the year, the Company advances officers and employees cash for certain reimbursable expenses. As of December 31, 2006 and 2005, the Company had advances to employees or officers in the amount of $0 and $1,000, respectively.

Employee Options - In October 2006, the Company issued 500,000 options to Mr. Wade Bradley, the Company’s CEO, pursuant to his employment agreement. The options vest over four years and have an exercise price of $1.30 per share. (See Note 12)

Product Supplier Agreement - The Company entered into an amended exclusive licensing and product supplier agreement with Zerorez, an affiliated entity, to provide Zerorez with its Primacide water solutions and water generator for its carpet cleaning franchisees. The Company is committed to sell to Zerorez the Primacide B water generator over the next 5 years under the agreement, ending on December 31, 2011. The agreement allows for the automatic renewal of the agreement for three (3) terms of five year terms, unless both parties agree to the cancellation of the agreement. The Company received $25,000 from sales of machines to Zerorez in 2006.

Consulting and Placement Agent Fees - In 2004, the Company engaged Integra Management (“Integra”) to assist the Company in its investor relations and other public market related activities. The Company paid $15,000 and $61,876 to Integra in consulting fees for the years ended December 31, 2006 and 2005, respectively. The Company also issued Integra warrants to purchase 120,000 shares of common stock at exercise prices ranging from $0.01 per share to $5.00 per share during 2005. The Company also engaged Nexcore Capital (“Nexcore”) as its placement agent for two private placement offerings in 2005. The Company paid $0 and $724,513 to Nexcore in placement fees for the years ended December 31, 2006 and 2005, respectively. The Company issued warrants to purchase 73,800 and 78,885 shares to Nexcore in connection with the private placement offerings. The warrants have an exercise price of $5.00 and $5.50 per share respectively. Both companies, Integra and Nexcore, are controlled by Jay Potter, who serves as the Interim Chairman of the Board of EAU.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - WARRANTY RESERVE

The Company warrants its products against defects in materials and workmanship for a period of three years. The Company reviews the historical experience of failure rates and estimates the rate of warranty claims that will be made and has accrued a warranty reserve for these anticipated future warranty costs. If actual results differ from the estimates, the Company would adjust the estimated warranty liability. Changes in the warranty reserve are as follows:

	For the Year Ended December 31,
	2006	2005
Warranty reserve at beginning of period	$96,800	$95,160
Costs accrued for additional warranties	62,000	67,000
Service obligations honored	(56,438)	(65,360)

Warranty reserve at end of period	$102,362	$96,800

NOTE 10 - SENIOR CONVERTIBLE DEBT

In September 2005, the Company entered into a Senior Convertible Note (“the Note”) with Water Science, a related party, in exchange for $3,000,000. Pursuant to the debt agreement, the Note accrues interest at the rate of 3% per annum and is due, principal and interest together, on September 16, 2008. No principal or interest payments need to be paid during the loan period. The Note may be converted into 1,000,000 shares of the Company’s $0.0001 par value common stock prior to the maturity date, and at any time, by the holder at a price per share equal to $3.00 per share, subject to certain other conversion adjustments. The Company granted a security interest in all of the Company’s assets as collateral for the loan. In connection with the issuance of the Note, the Company also granted a three year warrant to purchase up to two million shares of the Company’s $0.0001 par value common stock with an exercise price of $2.76 per share. The exercise price of these warrants is to be adjusted if the Company should issue stock for less than the original exercise price. Due to this feature wherein the conversion price is reset if shares are issued at a price less than the fixed conversion price, and pursuant to EITF 00-19, the Company has elected to bifurcate the conversion feature from the debt host, and accounts for the feature as a derivative liability with changes in fair value being recorded in the income statement. As of December 31, 2006, the value of the derivative liability was $4,639,312. For the year ended December 31, 2006, the Company recorded a gain on derivative liability of $714,404.

NOTE 11 - LONG TERM DEBT

Long-term debt consisted of the following at:

	December 31,
	2006	2005
Unsecured note payable to unrelated third party, payable in monthly installments of $1,500, including interest of approximately 22%, due October 2012	$48,601	$57,186

Unsecured note payable to unrelated third party, payable in monthly installments of $1,500, including interest of approximately 22%, due October 2012	48,601	54,864

Notes payable to bank, secured by vehicles, payable in monthly installments of approximately $2,220, including interest of 7%, due March 2009.	-	83,626

Total long term debt	97,202	195,676

Less: current portion	(17,778)	(38,675)

Long term debt	$79,424	$157,001

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - LONG TERM DEBT - (continued)

Maturities of the notes payable are as follows:

Year Ending December 31,	Amount
2007	17,778
2008	20,572
2009	25,565
2010	33,287
2011	-
Thereafter	-
$97,202

NOTE 12 - COMMON STOCK

In October 2006, the Company issued 500,000 options to Wade R. Bradley in connection with the appointment of Mr. Bradley as Chief Executive Officer and President. The options are for a term of ten (10) years and have an exercise price of $1.30 per share. The options vest over a period of four (4) years. The warrants were valued using the Black-Scholes model with the following assumptions: risk free rate of 4.71%, volatility at 81.29% and the stock price at $1.46. The value of each warrant is approximately $1.25 per warrant. The Company recognized $63,216 during the year ended December 31, 2006 as consulting expense.

In October 2006, the Company sold and issued to Peter F. Ullrich, the managing director of Water Science, LLC. and a major shareholder, a total of 1,153,846 shares of the Company’s $0.0001 par value common stock for a total of $1.5 million cash, or $1.30 per share. As part of the transaction, Mr. Ullrich and Water Science agreed that this transaction would not cause an adjustment to the conversion price of the Senior Convertible Note issued to Water Science in September 2005, nor would it cause an adjustment to the exercise price of the warrants issued to Water Science in September 2005. The Company paid $30,000 to a placement agent in connection with this stock sale, which was netted against the proceeds.

In August 2006, the Company issued 75,000 shares of the Company’s common stock to three employees (25,000 shares each) upon their exercising of outstanding stock options. Each option was exercised at $0.01 per share. The Company received proceeds of $750.

In May 2006, the Company sold and issued to Water Science, LLC, a Florida limited liability company (“Water Science”), a total of 1,600,000 shares of the Company’s $0.0001 par value common stock for a total of $4 million cash, or $2.50 per share. As part of the transaction, Water Science agreed that this transaction would not cause an adjustment to the conversion price of the Senior Convertible Note issued to Water Science in September 2005, nor would it cause an adjustment to the exercise price of the warrants issued to Water Science in September 2005. The Company also issued to Water Science warrants to purchase up to 6,400,000 shares of the Company’s $0.0001 par value common stock in exchange for the payment of $2.76 per share.  The Company paid $240,000 to a placement agent in connection with this stock sale, which was netted against the proceeds.

In May 2006, the Company issued 500,000 warrants to purchase common stock for consulting services. The warrants are for a term of five (5) years and have an exercise price of $2.76 per share. The warrants were valued using the Black-Scholes model with the following assumptions: risk free rate of 4.99%, volatility at 59.76% and the stock price at $1.95. The value of each warrant is approximately $0.92 per warrant. The Company recognized $459,552 in the second quarter of 2006 as consulting expense.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMON STOCK - (Continued)

In April 2006, the Company issued 25,000 shares of the Company’s common stock to an employee for services valued at $2.00 per share, or $57,500.

In January 2006, the Company issued a total of 76,670 shares of the Company’s common stock for services to three consultants valued at $2.58 per share or $197,809.

During the year ended December 31, 2006, the Company issued 775,000 options to employees to purchase common stock in the Company for services. The Company also recognized an expense of $1,162,439 related to past options granted to employees pursuant to FAS 123(R).

In December 2005, the Company completed a private placement offering of 1,000,000 investment units (“the Units”) consisting of two shares of the Company’s restricted $0.0001 par value common stock (the “Shares”) plus one (1) warrant to purchase an additional Share, exercisable through December 31, 2010, at an exercise price of $3.17 per share. Each Unit was priced at $3.50. Under this offering, the Company received proceeds of $2,704,000, net of offering cost of approximately $366,000.

In February 2005, the Company successfully completed an additional private placement offering of 850,000 shares of its common stock at $3.50 per share. Under this offering, the Company received proceeds of approximately $2,721,000, net of offering costs of approximately $356,000, including placement agent warrants of 73,800 shares.

During the year ended December 31, 2005, the Company issued 67,986 shares of common stock for conversion of warrants. The Company received a total of $58,274 in payment for the shares, or approximately $0.86 per share.

During the year ended December 31, 2005, the Company issued 596,665 warrants to purchase common stock in the Company for consulting and advisory services valued at approximately $3.19 per warrant, or $1,903,613.

During the year ended December 31, 2005, the Company issued 60,000 shares of common stock for services valued at approximately $3.21 per share, or $192,500.

During the year ended December 31, 2005, the Company issued 5,000 shares of common stock as settlement in a termination of an investment, valued at $25,000.

STOCK OPTION PLAN - In February 2005, the Company’s board of directors approved and adopted its 2005 Omnibus Stock Option Plan (“the Plan”). Under the plan, the Company may issue both Incentive Stock Options to employees only and Non-Qualified Stock Options to employees and consultants at its discretion. The exercise price of the incentive stock options are 100% of the fair market value at grant date. The exercise price of the non-qualified options are at not less than 85% of the fair market value at grant date.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMON STOCK (continued)

A summary of the status of the options and warrants granted at December 31, 2006 and 2005, and changes during the years then ended is presented below.

	For the Years Ended December 31,
	2006		2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	4,678,293	2.77	1,005,481	2.29
Granted	7,900,000	2.58	3,672,812	2.66
Exercised	(75,000)	0.01	-	-
Forfeited	-	-	-	-
Expired	(577,500)	3.00	-	-

Outstanding at end of period	11,925,793	$2.57	4,678,293	$2.58

Weighted average fair value of options granted during the period	7,900,000	$2.50	3,672,812	$2.66

A summary of the status of the options and warrants outstanding at December 31, 2006 is presented below:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of		Weighted-Average	Weighted-Average		Weighted-Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$.01-.50	810,000	2.9 years	$0.08	810,000	$0.08
1.00 - 1.99	815,000	3.7 years	1.38	315,000	1.50
2.00 - 2.99	8,975,000	2.3 years	2.76	8,975,000	2.76
3.00 - 3.99	807,417	3.2 years	3.29	807,417	3.29
4.00 - 4.99	255,000	2.8 years	4.00	255,000	4.00
5.00 - 5.50	263,376	2.9 years	5.15	263,376	5.15

$.01-5.50	11,925,793	2.5 years	$2.57	11,425,793	$2.65

The fair value of each warrant granted is estimated on the date granted using the Black-Scholes pricing model, with the following assumptions used for the grants during 2006: risk-free interest rate of between 4.60% and 5.02%, expected dividend yield of zero, expected lives of three to ten years and expected volatility of between 59.76% and 91.21%. The following assumptions were used for options granted during 2005: risk-free interest rate of between 3.53% and 4.70%, expected dividend yield of zero, expected lives of years and expected volatility of between 54.50% and 81.58%.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 2006 and 2005, the total of all deferred tax assets was approximately $10,361,000 and $7,332,000, respectively, and the total of the deferred tax liabilities was approximately $0 and $0, respectively. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets, the Company established a valuation allowance of approximately $10,361,000 and $7,332,000 as of December 31, 2006 and 2005, respectively, which has been offset against the deferred tax assets. The net change in the valuation allowance during the year ended December 31, 2006, was $3,029,000.

The Company has available at December 31, 2006, unused tax operating loss carryforwards of approximately $21,700,000, which may be applied against future taxable income and expire in various years through 2026.

The components of income tax expense from continuing operations for the years ended December 31, 2006 and 2005, consist of the following:

	Year Ended December 31,
	2006	2005
Current income tax expense:
Federal	$-	$-
State	-	-

Net current tax expense	-	-

Deferred tax expense (benefit) arising from:
Excess of tax over financial accounting depreciation	$32,024	$(30,397)
Accrued compensation and taxes	69,826	(28,870)
Reserve for bad debts	1,865	(11,190)
Contribution carryover	-	(3,581)
Warranty reserve	(2,075)	(612)
Deferred income	74,600	(351,242)
Obsolete inventory	(35,858)	(111,527)
Compensation (Options)	(700,233)	(713,405)
Net operating loss carryforwards	(2,468,710)	(2,674,798)
Valuation allowance	3,028,561	3,925,622

Net deferred tax expense	$-	$-

Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES (continued)

A reconciliation of income tax expense from continuing operations at the federal statutory rate to income tax expense from continuing operations at the Company’s effective rate is as follows:
	Year Ended December 31,
	2006	2005
Computed tax at the expected federal statutory rate	34.00%	34.00%
State income taxes, net of federal income tax benefits	3.30	3.30
Deferred income	(4.16)	-
Derivative loss	3.16	(6.63)
Other	(6.02)	(1.04)
Valuation allowance	(30.28)	(29.63)

Effective income tax rates	0.00%	0.00%

The temporary differences gave rise to the following deferred tax asset (liability) at December 31, 2006 and 2005:

	December 31,
	2006	2005
Excess of tax over book accounting depreciation	$(21,025)	$10,999
Obsolete inventory	155,218	119,360
Accrued compensation	6,714	76,540
Warranty reserve	38,181	36,106
Contribution carryover	7,124	7,124
Deferred income	276,642	351,242
Compensation (options)	1,791,837	1,091,604
Reserve for bad debt	9,325	11,190
NOL carryforwards	8,097,009	5,628,299

NOTE 14 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases two buildings and equipment under various operating leases, which generally have renewal options of one to five years. Rental Expense for the years ended December 31, 2006 and 2005 was $166,730 and $243,813, respectively.

Future minimum lease payments for the years ending December 31, are as follows:

2007	$215,580
2008	177,234
2009	50,480
2010	740
2011	-
$444,034

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - COMMITMENTS AND CONTINGENCIES - (continued)

LITIGATION

The Company was a party to one lawsuit, Kirby D. Cochran vs. EAU Technologies, Inc., in the Third Judicial District Court, Salt Lake County, case number 050920678. This matter related to an alleged breach of contract by the Company. The Company has entered into a “Stipulation for Entry of Judgment,” (the “Stipulation”) whereby it agreed to pay the plaintiff $83,500 as follows: $25,000 upon the execution of the Stipulation (which has been paid), and $58,500 on or before September 16, 2006. All payments required under the Stipulation were paid on time.

OTHER COMMITMENTS

Product Supplier Agreement - The Company entered into an amended exclusive licensing and product supplier agreement with Zerorez, an affiliated entity, to provide Zerorez with its Primacide water solutions and water generator for its carpet cleaning franchisees. The Company is committed to sell to Zerorez the Primacide B water generator for over the next 5 years under the agreement, ending on December 31, 2011. The agreement allows for the automatic renewal of the agreement for three (3) terms of five year terms, unless both parties agree to the cancellation of the agreement.

In September 2005, the Company entered into an exclusive license and distribution agreement with Water Sciences LLC, a related party, in exchange for receiving $1,000,000 and future royalty payments. Under the agreement, the licensee was granted the exclusive right to commercialize and develop the Company’s low-cost, non-toxic electrolyzed oxidative fluids used for cleaning, disinfection, remediation and hydration and to manufacture, distribute and sell the products to certain territories within Central and South America. Royalty payments under the agreement range from 2% - 5% depending on the annual sales volume of the licensee. This agreement automatically renews each year and shall remain in effect unless sooner terminated by the Company or licensee.

Management has determined that certain stock options and warrants granted for services may not have been properly treated for income tax withholding purposes. Management is reviewing all granted options and warrants with professional tax accountants to determine the proper treatment. In addition, in the past the Company has classified several consultants and officers as independent contractors for federal and state tax purposes. This classification could be challenged by the applicable taxing authorities for some or all of these individuals. Management believes that it is reasonably estimatable and probable that the amount of liability to the Company will be $200,000. The Company has estimated the potential tax liability as a range between $129,000 and $524,000.

NOTE 15 - DISCONTINUED OPERATIONS

In September 2006, the Company sold our investment in Equilease, Inc. (“Equilease”) to EOWORP, L.L.C., (“EOWORP”) a related party. Equilease provided equipment financing for certain Zerorez franchisees, also related parties. The sole assets of Equilease were Notes Receivables. The Company was the sole owner of Equilease and had consolidated the operations of Equilease into the Company’s books. The terms of the agreement called for EOWORP to pay to the Company the current value of the Notes Receivables held by Equilease. Further, EOWORP agreed to pay off other certain payables owed to the Company by Zerorez, a related party. The total cash consideration paid to the Company was $452,559. The Company recognized income from operations of discontinued operations in the amount of $28,248 and $36,339 for the years ended December 31, 2006 and 2005, respectively. The Company recorded a loss on disposal of discontinued operations in the amount of $50.

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - DISCONTINUED OPERATIONS - (continued)

The following is a summary of the results of operations for Equilease:

	Year Ended
	December 31,
	2006	2005
Interest Income	$28,248	$43,847

Loss on disposal of discontinued operations	(50)	-

Net Income	$28,198	$43,847

NOTE 16 - GOING CONCERN

The Company has incurred significant losses and has had negative cash flows from operations. As a result, at December 31, 2006, the Company has had a high level of equity financing transactions and additional financing will be required by the Company to fund its future activities and to support its operations. Management is seeking to obtain sufficient funding for its operations through either debt or equity financing. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained. The Company’s ability to achieve and maintain profitability and positive cash flows is dependent upon its ability to achieve positive sales and profit margins and control operating expenses. Management plans to mitigate its losses in the near term through the further development and marketing of its trademarks, brand and product offerings.

NOTE 17 - LOSS PER SHARE

Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. At December 31, 2006, the Company had outstanding warrants and notes payable convertible into shares of common stock, which were not used in the computation of loss per share because their effect would be anti-dilutive. Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

The following data shows the amounts used in computing loss per share:

	For the Years
	Ended December 31,
	2006	2005
Loss from operations available to Common shareholders (numerator)	$(8,515,357)	$(13,248,250)
Weighted average number of common shares outstanding used in loss per share for the period (denominator)	10,541,203	8,602,812
Loss per share	(0.81)	(1.54)

EAU TECHNOLOGIES, INC.
(Formerly Electric Aquagenics Unlimited, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - LOSS PER SHARE - (continued)

Stock Based-Compensation Expense

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payments to employees and directors including employee stock options  and stock purchases related to the Company’s employee stock option and award plans based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Option No. 25, “Accounting for Stock Issued to Employees” (“APB25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for the prior year have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $1,162,439 related to employee stock options issued and vesting during the period. During the year ended December 31, 2005, the Company recognized $602,100 in compensation expense related to other stock options.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Statement of Operations. Stock-based compensation expense recognized in our Statements of Operations for the year ended December 31, 2006 assumes all awards will vest, therefore no reduction has been made for estimated forfeitures.

NOTE 18 - SUBSEQUENT EVENTS

On October 27, 2006, the Company entered into a stock purchase agreement with Peter F. Ullrich, a shareholder of the Company, whereby Mr. Ullrich agreed to purchase a total of 2,307,692 newly issued shares of $0.0001 par value common stock of the Company for a purchase price of $1.30 per share in a private transaction, for total consideration of $3,000,000. Under the terms of the agreement, Mr. Ullrich purchased 1,153,846 shares on October 27, 2006 and will purchase the remaining 1,153,846 shares in January, 2007. As part of the transaction, Water Science agreed that this transaction would not cause an adjustment to the conversion price of the Senior Convertible Note issued to Water Science in September 2005, nor would it cause an adjustment to the exercise price of the warrants issued to Water Science in September 2005. On January 10, 2007, the Company completed the stock purchase agreement with Mr. Ullrich.

In March 2007, the Company signed a non-binding Letter of Intent with an unrelated third party to explore the possible sale of the Company’s Consumer Products division.

In March 2007, we were served a summons notifying us of a lawsuit that has been started against us and Zerorez, a related party, in the King County District Court, in the State of Washington. This matter involves a product sold and applied by a franchisee of a related party. The complaint alleges unspecified amounts of damages, and treble damages under the Washington Consumer Protection Act. The complaint erroneously alleges that Zerorez is owned by the Company. We are in the early stages of investigating this complaint. The Company intends to vigorously defend this matter.

EAU TECHNOLOGIES, INC.

CONDENSED FINANCIAL STATEMENTS

September 30, 2007

The following condensed financial statements as of September 30, 2007 were prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management’s opinion all necessary adjustments, which consist primarily of normal recurring adjustments, to the financial statements have been made to present fairly the financial position and results of operations and cash flows. The results of operations for the respective periods presented are not necessarily indicative of the results for the respective complete years. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

EAU TECHNOLOGIES, INC.

BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$309,914	$206,094
Accounts receivable, net	121,497	134,225
Accounts receivable - related party, net	44,424	219,479
Prepaid expense	11,778	15,641
Inventory, net	2,499,817	2,502,263

Total current assets	2,987,430	3,077,702

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $198,486 and $406,919	228,055	633,477

PROPERTY AND EQUIPMENT - held for sale, net of accumulated depreciation of $382,044 and $0	316,064	-

OTHER ASSETS
Deposits	30,474	27,344
Restricted cash	240,000	-
Intellectual property	51,959	1,191,238
Intellectual property - held for sale	1,146,668	-

Total other assets	1,469,101	1,218,582

Total assets	$5,000,650	$4,929,761

See notes to financial statements.

EAU TECHNOLOGIES, INC.

BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Accounts payable	$375,087	$738,666
Accrued expenses	476,995	560,166
Warranty reserve	102,362	102,362
Advance - related party	2,000,000	-
Advance deposits on machine orders - related party	697,500	697,500
Advance deposits on product orders	17,230	-
Deposit on sale of consumer division	100,000	-
Current portion of long-term debt	19,841	17,778
Senior convertible note payable - related party, current portion	2,041,667	-

Total current liabilities	5,830,682	2,116,472

LONG TERM LIABILITIES
Long term debt, net of current portion	62,356	79,424
Senior convertible note payable - related party, net of discounts of $958,333 and $1,708,333, net of current portion	-	1,291,667
Deferred licensing revenue - related party	591,667	741,667
Derivative liability - related party	7,186,926	4,639,312

Total long term liabilities	7,840,949	6,752,070

Total Liabilities	13,671,631	8,868,542

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.0001 par value; 50,000,000 shares authorized; 13,567,187 and 12,313,341 issued and outstanding, respectively	1,357	1,232
Additional paid in capital	32,958,157	27,151,279
Accumulated deficit	(41,630,495)	(31,091,292)

Total stockholders’ equity (deficit)	(8,670,981)	(3,938,781)

Total liabilities and stockholders’ equity (deficit)	$5,000,650	$4,929,761

See notes to financial statements.

EAU TECHNOLOGIES, INC.

UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

NET SALES - RELATED PARTY	$44,893	$490,415	$354,127	$1,198,634

NET SALES	351,982	288,322	772,330	683,443

TOTAL SALES	396,875	778,737	1,126,457	1,882,077

COST OF GOODS SOLD	146,772	512,854	461,270	1,193,907

GROSS PROFIT	250,103	265,883	665,187	688,170

OPERATING EXPENSES
Depreciation and amortization	59,795	54,709	176,347	160,559
Research and development	66,768	50,329	149,243	119,665
General and administrative	1,193,528	1,289,315	7,537,255	5,935,935

Total operating expenses	1,320,091	1,394,353	7,862,845	6,216,159

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,069,988)	(1,128,470)	(7,197,658)	(5,527,989)

OTHER INCOME (EXPENSE)
Interest expense	(279,255)	(282,909)	(847,822)	(866,704)
Interest income	3,378	3,708	14,109	16,942
Gain (Loss) on derivative liability	147,713	29,792	(2,547,615)	688,702
Other income (expense)	(1,100)	13,923	39,783	29,075

Total other income (expense)	(129,264)	(235,486)	(3,341,545)	(131,985)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,199,252)	(1,363,956)	(10,539,203)	(5,659,974)

PROVISION FOR INCOME TAXES	-	-	-	-

LOSS FROM CONTINUING OPERATIONS	(1,199,252)	(1,363,956)	(10,539,203)	(5,659,974)

See notes to financial statements.

EAU TECHNOLOGIES, INC.

UNAUDITED STATEMENTS OF OPERATIONS (continued)

DISCONTINUED OPERATIONS:

Income from operations of discontinued operations (Net of $0 in income taxes)	-	12,154	-	28,248

(Loss) on disposal of discontinued operations (Net of $0 in income taxes)	-	(50)	-	(50)

GAIN FROM DISCONTINUED OPERATIONS	-	12,104	-	28,198

NET LOSS	$(1,199,252)	$(1,351,852)	$(10,539,203)	$(5,631,776)

NET LOSS PER SHARE CONTINUING OPERATIONS	$(0.09)	$(0.12)	$(0.78)	$(0.55)

NET INCOME PER SHARE DISCONTINUED OPERATIONS	$0.00	$0.00	$0.00	$0.00

WEIGHTED AVERAGE OF SHARES OUTSTANDING	13,567,187	11,085,691	13,478,401	10,319,928

See notes to financial statements.

EAU TECHNOLOGIES, INC.

UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY(DEFICIT)

	COMMON STOCK		ADDITIONAL
	SHARES	AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL
Balance, December 31, 2006	12,313,341	$1,232	$27,151,279	$(31,091,292)	$(3,938,781)

Issuance of 1,153,846 shares for cash of $1,500,000 (unaudited)	1,153,846	115	1,499,885	-	1,500,000

Issuance and vesting of options and warrants for services (unaudited)	-	-	282,119	-	282,119

Issuance of warrants to Water Sciences (See Note 5) (unaudited)	-	-	3,974,884	-	3,974,884

Issuance 100,000 shares for cash of $50,000 or $0.50 per share due to exercise of warrants (unaudited)	100,000	10	49,990	-	50,000

Net loss for the Nine months ended September 30, 2007 (unaudited)	-	-	-	(10,539,203)	(10,539,203)

Balance, September 30, 2007 (unaudited)	13,567,187	$1,357	$32,958,157	$(41,630,495)	$(8,670,981)

See notes to financial statements.

EAU TECHNOLOGIES, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,539,203)	$(5,631,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	176,347	160,559
Bad debt expense	-	13,197
Common stock issued for services	-	197,809
Warrants and options granted	4,257,003	1,059,142
Discount of note payable	750,000	750,000
Loss on disposal of discontinued operations	-	50
Loss on disposal of assets	1,816	72,736
Gain on settlement of debt	-	(14,597)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	12,728	(14,553)
(Increase) decrease in accounts receivable – related party	175,055	(453,373)
(Increase) in pre-paid expense	3,863	-
Decrease (increase) in inventory	2,446	(411,936)
(Increase) decrease in deposits	(3,130)	(11,169)
(Increase) in restricted cash	(240,000)	-
Increase (decrease) in accounts payable	(360,536)	(588,879)
Increase (decrease) in accrued expenses	(83,171)	151,910
Increase (decrease) in warranty reserve	-	5,562
Increase in advance deposits on machine orders – related party	-	697,500
Increase in advance deposits on product orders	17,230	-
(Decrease) in deferred revenue	(150,000)	(150,000)
Increase (decrease) in derivative liability	2,547,614	(688,702)
Net cash used in operating activities	(3,431,938)	(4,856,520)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(91,848)	(46,238)
Investments	-	452,559
Payments received from notes receivable	-	13,877
Payments received from notes receivable – related party	-	24,206
Deposits received on assets held for sale	100,000	-
Intellectual property disbursements	(7,389)	(18,518)
Net cash provided (used) in investing activities	763	425,886
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable	(15,005)	(24,844)
Advances for purpose of exercising warrants – related party	2,000,000	-
Proceeds from issuance of common stock – related party	1,500,000	4,000,497
Proceeds from issuance of common stock	50,000	-
Net cash provided by financing activities	3,534,995	3,975,653
NET INCREASE (DECREASE) IN CASH	103,820	(454,981)
CASH and cash equivalents, beginning of period	206,094	681,348

CASH and cash equivalents, end of period	$309,914	$226,367

See notes to financial statements.

EAU TECHNOLOGIES, INC.

 UNAUDITED STATEMENTS OF CASH FLOWS

(Continued)

	Nine Months Ended
	September 30,
	2007	2006
Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:
Interest	$30,232	$49,283
Income Taxes	$-	$-

Supplemental Disclosures of Non-cash Investing and Financing Activities:

Common stock issued for services	$-	$197,809

Warrants and stock options granted	$4,257,003	$1,059,142

See notes to financial statements.

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying condensed financial statements were prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management’s opinion all necessary adjustments, which consist primarily of normal recurring adjustments, to the financial statements have been made to present fairly the financial position and results of operations and cash flows. The results of operations for the respective periods presented are not necessarily indicative of the results for the respective complete years. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

NOTE 2 – RESTRICTED CASH

In November 2006 the Company entered into an employment agreement with Wade Bradley, the Company’s CEO. Pursuant to the agreement the Company deposited $240,000 with an escrow agent in January 2007. The Company has recognized this amount as restricted cash on the Company’s financial statements.

NOTE 3 - INVENTORIES

The composition of inventories is as follows at:

	September 30, 2007	December 31, 2006
Finished goods	$996,858	$543,336
Raw materials	1,919,094	2,375,062
Allowance for obsolete inventory	(416,135)	(416,135)

	$2,499,817	$2,502,263

NOTE 4 - SENIOR CONVERTIBLE DEBT AND DERIVATIVE LIABIILTY

In September 2005, the Company entered into a Senior Convertible Note with Mr. Peter Ullrich, currently a member of the Board of Directors, in exchange for $3,000,000. Pursuant to the debt agreement, the note accrues interest at the rate of 3% per annum and is due, principal and interest together, on September 16, 2008. No principal or interest payments need to be paid during the loan period. The note may be converted into 1,000,000 shares of the Company’s $0.0001 par value common stock prior to the maturity date, and at any time, by the holder at a price per share equal to $3.00 per share, subject to certain other conversion adjustments. In connection with the issuance of the Note, the Company also granted a three year warrant to purchase up to two (2) million shares of the Company’s $0.0001 par value common stock for a purchase price of $2.76 per share. The exercise price of these warrants is to be adjusted if the Company should issue stock for less than the original exercise price.

In May 2007, the Company entered into a termination agreement related to the cancellation and reissuance of the existing warrants (“Original Warrants”) to purchase a total of 8.4 million shares of $0.0001 par value common stock of the Company, at a price of $2.76 per share, held by Water Science. The Company granted to Water Science replacement warrants to purchase 8.4 million shares of common stock at a price of $1.30 per share, with an expiration date of May 9, 2010. The Company has a right to require Water Science to exercise warrants for up to 3,230,769 shares; the Company may exercise the put right from time to time, but not more often than once per month.

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 - SENIOR CONVERTIBLE DEBT AND DERIVATIVE LIABIILTY (continued)

Because of the feature wherein the conversion price is reset if shares are issued at a price less than the fixed conversion price, and pursuant to EITF 00-19, the Company accounts for the feature as a derivative liability with changes in fair value being recorded in the income statement. The fair value of the derivative liability is estimated using the Black-Scholes pricing model, with the following assumptions at September 30, 2007: risk-free interest rate of 4.0% to 4.6%, expected dividend yield of zero, expected life of between 1.2 and 3 years and expected volatility of 71.08% to 72.07. As of September 30, 2007, the value of the derivative liability is $7,186,926.

NOTE 5 - RELATED PARTY TRANSACTIONS

Sales to Affiliates – Water Science, who has exclusive rights to sell our products in Central and South America, is a major shareholder of the Company. Water Science is controlled by Peter Ullrich, who was appointed to the Company’s Board of Directors in April 2007. Water Science by agreement may purchase machinery from the Company at cost plus 25 percent. During the three and nine months ended September 30, 2007, the Company sold approximately $44,893 and $354,127 in products and services related to the installation and maintenance of machines to Water Science and related entities, respectively. During the three and nine months ended September 30, 2006, the Company sold approximately $490,415 and $1,198,634 in products to Water Science and entities related to Water Science, respectively. Further, the Company has received and recorded $697,500 in advance deposits from Water Science on machine orders at September 30, 2007.

Senior Note Payable - In September 2005, the Company entered into a Senior Convertible Note with Water Science in exchange for $3,000,000 (see Note 3). For the nine months ended September 30, 2007, the Company recognized $67,500 in interest expense related to the Senior Note. The Company also recognized $750,000 in interest expense due to the discount of this note and the beneficial conversion feature. (See Note 4)

In May 2007, the Company entered into a termination agreement related to the cancellation and reissuance of the existing warrants (“Original Warrants”) to purchase a total of 8.4 million shares of $0.0001 par value common stock of the Company, at a price of $2.76 per share, held by Water Science. The Company granted to Water Science replacement warrants to purchase 8.4 million shares of common stock at a price of $1.30 per share, with an expiration date of May 9, 2010. The Company has a right to require Water Science to exercise warrants for up to 3,230,769 shares; the Company may exercise the put right from time to time, but not more often than once per month.

Licensing Fee - In September 2005, the Company received $1,000,000 in exchange for providing Water Science exclusive licensing and distribution rights for a five-year term for a specified market area. The agreement provides termination rights by Water Sciences and a pro rata refund of the fee. The Company recognizes the fee on a pro rata basis over the life of the agreement. The Company recognized $150,000 for the nine months ended September 30, 2007.

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 - RELATED PARTY TRANSACTIONS (continued)

Amended Licensing Agreement - On January 10, 2007, the Company entered into an Amended and Restated License Agreement (the “Amended License Agreement”) with Zerorez Franchising Systems, Inc., a Nevada corporation (“Zerorez”). Zerorez is an affiliated entity having similar shareholders and who was founded by the same individuals who founded the Company. John Hopkins, William Warwick and Jay Potter are shareholders of Zerorez. Mr. Hopkins is also a board member and franchisee of Zerorez. Until January 2007, Mr. Hopkins was a director of the Company. Messrs. Warwick and Potter are directors of the Company. The Company has had a license agreement with Zerorez since March, 2001, as disclosed in the Company’s previous reports as filed with the SEC. As revised, the Amended License Agreement provides a licensing arrangement whereby Zerorez and its franchisees may use the Company’s equipment and technology to produce electrolyzed fluids for use in carpet cleaning and related applications, at rates that are set forth in the agreement. The Amended License Agreement has a term of five years with automatic renewal clauses for three additional five-year terms. Generally, neither party may terminate the agreement unless there is a breach by, or consent from, the other party. During the nine months ended September 30, 2007, Zerorez paid $0 to the Company under the agreement.

Escrow Arrangement with Chief Executive Officer – In October 2006, the Company entered into an escrow agreement with the Chief Executive Officer. Pursuant to the escrow agreement, to secure the Company’s obligation to make the Severance Payment, the Company is required to deposit, at its election, either (1) cash in the amount of $240,000 or (2) an irrevocable letter of credit with a face amount of $240,000, with an agreed upon escrow agent who shall hold such funds (or letter of credit) in escrow. In January 2007, the Company deposited $240,000 in cash with an escrow agent. The escrow agreement provides different scenarios upon which either the Company or the Chief Executive Officer shall be entitled to interest on the escrowed funds.

Advances from Related Party – In April 2007, Water Science advanced $1,000,000 to the Company. In June 2007 and August 2007, Water Science advanced an additional $1,000,000 to the Company. These advances were used to exercise warrants in October 2007, see Note 10.

NOTE 6 – CAPITAL STOCK

In May 2007, the Company issued 100,000 shares of common stock for $50,000, or $0.50 per share, to an individual upon the exercising of warrants.

In May 2007, the Company entered into a termination agreement related to the cancellation and reissuance of the existing warrants (“Original Warrants”) to purchase a total of 8.4 million shares of $0.0001 par value common stock of the Company, at a price of $2.76 per share, held by Water Science. The Company granted to Water Science replacement warrants to purchase 8.4 million shares of common stock at a price of $1.30 per share, with an expiration date of May 9, 2010. The Company has a right to require Water Science to exercise warrants for up to 3,230,769 shares; the Company may exercise the put right from time to time, but not more often than once per month.

On October 25, 2006, the Company entered into a stock purchase agreement with Peter F. Ullrich, a shareholder of the Company, whereby Mr. Ullrich agreed to purchase a total of 2,307,692 newly issued shares of $0.0001 par value common stock of the Company for a purchase price of $1.30 per share in a private transaction, for total consideration of $3,000,000. Under the terms of the agreement, Mr. Ullrich purchased 1,153,846 shares on October 25, 2006 and the remaining 1,153,846 shares on January 2, 2007.

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 – GOING CONCERN

The Company has incurred significant losses and has had negative cash flows from operations. As a result, at September 30, 2007, the Company has had a high level of equity financing transactions and additional financing will be required by the Company to fund its future activities and to support its operations. Management is seeking to obtain sufficient funding for its operations through either debt or equity financing. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained. The Company’s ability to achieve and maintain profitability and positive cash flows is dependent upon its ability to achieve positive sales and profit margins and control operating expenses. Management plans to mitigate its losses in the near term through the further development and marketing of its trademarks, brand and product offerings.

Our auditors have issued their Independent Registered Public Accountants’ Report on the Company's consolidated financial statements for the fiscal year ended December 31, 2006 with an explanatory paragraph regarding the Company's ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. However, as a result of recurring operating losses, such realization of assets and satisfaction of liabilities are subject to uncertainty, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based-Compensation Expense

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payments to employees and directors including employee stock options  and stock purchases related to the Company’s employee stock option and award plans based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Option No. 25, “Accounting for Stock Issued to Employees” (“APB25”) for periods beginning in fiscal 2006. In March 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the three and nine month period ended September 30, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for the prior year have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the nine month period ended September 30, 2007 and 2006 was $282,119 and $599,590, respectively, related to employee stock options issued and vesting during the period.

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Basic and Fully Diluted Loss Per Share

Basic and Fully Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Loss (numerator)	$(1,199,252)	$(1,351,852)	$(10,539,203)	$(5,631,776)
Shares (denominator)	13,567,187	11,085,691	13,478,401	10,319,928
Per share amount	$(0.09)	$(0.12)	$(0.78)	$(0.55)

The Company’s outstanding stock options have been excluded from the basic net loss per share calculation for the three and nine month period ended September 30, 2007 and 2006, because they are anti-dilutive.

The following table is a summary of the status of the warrants and options granted for the nine months ended September 30, 2007:

	Number	Weighted
	of Options	Average Exercise
	and Warrants	Price
Outstanding at beginning of period	11,925,793	$2.57
Granted	8,400,000	1.30
Exercised	(100,000)	0.50
Forfeited	(8,445,000)	2.76
Expired	(463,251)	3.00
Outstanding at end of period	11,317,542	$1.51

A summary of the status of the warrants outstanding at September 30, 2007 is presented below:

	Warrants Outstanding			Warrants Exercisable
Range of		Weighted-Average	Weighted-Average		Weighted-Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$.01-.50	685,000	2.4 years	$0.02	685,000	$0.02
1.00-1.99	9,215,000	2.6 years	1.31	8,815,000	1.31
2.00-2.99	575,000	3.4 years	2.70	575,000	2.70
3.00-3.99	324,166	6.0 years	3.43	324,166	3.43
4.00-4.99	255,000	2.0 years	4.00	255,000	4.00
5.00-5.50	263,376	2.2 years	5.15	263,376	5.15
$.01-5.50	11,317,542	2.7 years	$1.51	10,917,542	$1.52

EAU TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The fair value of each warrant granted is estimated on the date granted using the Black-Scholes pricing model, with the following assumptions for warrants issued in 2007: risk-free interest rate of between 4.6% and 4.99%, expected dividend yield of zero, expected lives of 3 and 5 years and expected volatility of between 59.76 % and 89.54%.

NOTE 9 – SALE OF DIVISION

In March 2007, the Company signed a non-binding Letter of Intent with an unrelated third party to explore the possible sale of the Company’s Consumer Products division. In accordance with SFAS 144, the related assets, which consist of property and equipment and intellectual property, have been reclassified as held-for-sale. In August 2007, the Company signed a Purchase Agreement with the party to close in thirty (30) days. The closing took place on November 15, 2007. (See Note 10) As of September 30, 2007, the party had paid $100,000 in non-refundable earnest money.

NOTE 10 – SUBSEQUENT EVENTS

In October 2007, Water Science exercised a portion of its warrants at an exercise price of $1.30 per share and the Company issued 1,538,463 shares of common stock. The shares were issued in exchange for the advances made to the Company in the amount of $2,000,000.

In October 2007, Water Science advanced the Company $500,000.

On October 31, 2007, the Board of Directors of the Company appointed Karl Hellman and J. Leo Montgomery as members of the Board of Directors (the “Board”). Mr. Montgomery will serve as Non-Executive Chairman of the Board. The Board also appointed Mr. Hellman as a member of the Compensation Committee and appointed Mr. Montgomery as a member of the Audit Committee.

In November, the Company entered into a new employment agreement with an officer of the Company, Doug Kindred. Mr. Kindred will serve as the Company’s Chief Technology Officer. The agreement provides a base salary of $176,589 per year and options to purchase up to 530,000 shares of common stock in the Company, which vest over four (4) years. The term of the contract is for three (3) years with an automatic renewal for a one year term.

In November, the Company closed the sale of the assets of its consumer division to Perfect Water & Essentials, LLC (“PWE”). At the closing, PWE paid a total of $2,300,000 in cash (in addition to the cash on deposit of $50,000 applied toward the purchase price) plus $150,000 to EAU in the form of a promissory note. The note has a maturity date of November 15, 2009. During the first year of the term of the note, it shall bear no interest. Beginning on November 15, 2008, and until the note is paid in full, the note shall bear interest at the rate of 10% per annum

EAU TECHNOLOGIES, INC.

UNAUDITED PRO-FORMA FINANCIAL STATEMENTS

September 30, 2007

The following financial statements reflect the transaction of the sale of the Consumer products division on a pro-forma basis.

EAU TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Balance Sheets
As of September 30, 2007

ASSETS

	EAU Historical	Pro Forma Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$309,914	$2,350,000	(1)	$2,659,914
Accounts receivable, net	121,497	-		121,497
Accounts receivable – related party, net	44,424	-		44,424
Prepaid expense	11,778	-		11,778
Inventory, net	2,499,817	(54,442)	(2)	2,445,375

Total current assets	2,987,430	2,295,558		5,282,988

PROPERTY AND EQUIPMENT, net of
accumulated depreciation of $198,486	228,055	-		228,055

PROPERTY AND EQUIPMENT - held for sale, net of accumulated depreciation of $382,044	316,064	(316,064)	(2)	-

OTHER ASSETS
Note Receivable	-	150,000	(1)	150,000
Deposits	30,474	-		30,474
Restricted cash	240,000	-		240,000
Intellectual property	51,959	-		51,959
Intellectual property – held for sale	1,146,668	(1,146,668)	(2)	-

Total other assets	1,469,101	(996,668)		472,433

Total assets	$5,000,650	$982,826		$5,983,476

See accompanying notes to unaudited pro forma condensed financial statements

EAU TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Balance Sheets
As of September 30, 2007 (Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	EAU Historical	Pro Forma Adjustments	Pro Forma
	(Unaudited)	(Unaudited)	(Unaudited)
CURRENT LIABILITIES
Accounts payable	$375,087	$75,000 (3)	$450,087
Accrued expenses	476,995	-	476,995
Warranty reserve	102,362	-	102,362
Advance - related party	2,000,000	-	2,000,000
Advance deposits on machine orders – related party	697,500	-	697,500
Advance deposits on product orders	17,230	-	17,230
Deposit on sale of consumer division	100,000	(100,000)	-
Current portion of long-term debt	19,841	-	19,841
Senior convertible note payable – related party, current portion	2,041,667	-	2,041,667

Total current liabilities	5,830,682	(25,000)	5,805,682

LONG TERM LIABILITIES
Long term debt, net of current portion	62,356	-	62,356
Senior convertible note payable – related party, net of discount of $958,333 net of current portion	-	-	-
Deferred licensing revenue – related party	591,667	-	591,667
Derivative liability – related party	7,186,926	-	7,186,926

Total long term liabilities	7,840,949	-	7,840,949

Total Liabilities	13,671,631	(25,000)	13,646,631

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.0001 par value; 50,000,000 shares authorized; 13,567,187 issued and outstanding,	1,357		1,357
Additional paid in capital	32,958,157		32,958,157
Accumulated deficit	(41,630,495)	1,007,826 (4)	(40,722,669)

Total stockholders’ equity (deficit)	(8,670,981)	1,007,826	(7,663,155)

Total liabilities and stockholders’ equity (deficit)	$5,000,650	$982,826	$5,983,476

See accompanying notes to unaudited pro forma condensed financial statements

EAU TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30, 2007
	EAU Historical	Pro Forma Adjustments (5)	Pro Forma

NET SALES – RELATED PARTY	$354,127	$-	$354,127
NET SALES	772,330	(643,866)	128,464
TOTAL SALES	1,126,457	(643,866)	482,591

Cost of goods sold	461,270	(292,200)	169,070
Gross profit	665,187	(351,666)	313,521

OPERATING EXPENSES
Depreciation and amortization	176,347	(111,718)	64,629
Research and development	149,243	(2,101)	147,142
General and administrative	7,537,255	(860,300)	6,676,955
Total operating expenses	7,862,845	(974,119)	6,888,726

LOSS BEFORE OTHER INCOME (EXPENSE)	(7,197,658)	622,453	(6,575,205)
OTHER INCOME (EXPENSE)
Interest expense	(847,822)	3,393	(844,429)
Interest income	14,109	-	14,109
Gain (Loss) on derivative liability	(2,547,615)	-	(2,547,615)
Other income (expense)	39,783	-	39,783
Total other income (expense)	(3,341,545)	3,393	(3,338,152)

LOSS BEFORE PROVISION FOR INCOME TAXES	(10,539,203)	625,846	(9,913,357)
PROVISION FOR INCOME TAXES	-	-	-

LOSS FROM CONTINUING OPERATIONS	$(10,539,203)	$625,846	$(9,913,357)

NET LOSS PER SHARE CONTINUING OPERATIONS	$(0.78)		$(0.74)

WEIGHTED AVERAGE OF SHARES OUTSTANDING	13,478,401		13,478,401

See accompanying notes to unaudited pro forma condensed financial statements

EAU TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

	For the Twelve Months Ended December 31, 2006
	EAU Historical	Pro Forma Adjustments (5)	Pro Forma
NET SALES – RELATED PARTY	$1,124,560	$-	$1,124,560
NET SALES	825,149	(767,317)	57,832
TOTAL SALES	1,949,709	(767,317)	1,182,392

Cost of goods sold	1,259,514	(447,124)	812,390
Gross profit	690,195	(320,193)	370,002

OPERATING EXPENSES
Depreciation and amortization	224,199	(135,271)	88,928
Research and development	348,923	-	348,923
General and administrative	7,879,783	(1,394,198)	6,485,585
Total operating expenses	8,452,905	(1,529,469)	6,923,436

LOSS BEFORE OTHER INCOME (EXPENSE)	(7,762,710)	1,209,276	(6,553,434)
OTHER INCOME (EXPENSE)
Interest expense	(1,173,335)	11,898	(1,161,437)
Interest income	22,833	-	22,833
Gain (Loss) on derivative liability	714,404	-	714,404
Gain on sale of assets	72,736	-	72,736
(Loss) on investments	(374,075)	-	(374,075)
Other income (expense)	(43,408)	-	(43,408)
Total other income (expense)	(780,845)	11,898	(768,947)

LOSS BEFORE PROVISION FOR INCOME TAXES	(8,543,555)	1,221,174	(7,322,381)
PROVISION FOR INCOME TAXES	-	-	-
LOSS FROM CONTINUING OPERATIONS	(8,543,555)	1,221,174	(7,322,381)

DISCONTINUED OPERATIONS
Income from operations of discontinued operations	28,248	-	28,248
(Loss) on disposal of discontinued operations	(50)	-	(50)

GAIN FROM DISCONTINUED OPERATIONS	28,198	-	28,198

NET LOSS	$(8,515,357)	$1,221,174	$(7,294,183)

NET LOSS PER SHARE CONTINUING OPERATIONS	$(0.81)		$(0.69)

WEIGHTED AVERAGE OF SHARES OUTSTANDING	10,541,203		10,541,203

See accompanying notes to unaudited pro forma condensed financial statements

EAU TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRO FORMA PRESENTATION

The accompanying condensed financial statements were prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management’s opinion all necessary disclosures to the financial statements have been made to present fairly the financial position and results of operations.

On August 16, 2007, EAU Technologies, Inc. (“EAU” or the “Company”) and Perfect Water & Essentials, LLC (“PWC”) entered into an Agreement for Purchase and Sale of Assets--Perfect Empowered Drinking Water and Perfect Essentials (the “Asset Purchase Agreement”) pursuant to which PWE had the right to purchase certain assets of the Company which were used in the operation of its consumer division, which division is commonly referred to by the Company as the Perfect Essentials Division. The description of the Asset Purchase Agreement and related agreements included in the August 22, 2007 Form 8-K is incorporated herein by this reference. The Exhibit includes a complete description of the assets that were sold to PWE. Prior to the negotiation of this transaction, the Company did not have any relationship with PWE.

The Asset Purchase Agreement required PWE to close on the acquisition no later than September 12, 2007. As the transaction did not close on that date, PWE forfeited earnest money in the amount of $50,000 to EAU.

On September 27 and November 2, 2007, the parties entered into extension agreements which allowed for additional time for the transaction to be completed. Pursuant to those agreements, PWE deposited additional funds totaling $100,000 with EAU, of which $50,000 represented extension fees and $50,000 represented additional earnest money to be applied against the total purchase price of $2.5 million.

On November 15, the parties closed the purchase transaction under the Assets Purchase Agreement. At the closing, PWE paid a total of $2,300,000 in cash (in addition to the cash on deposit of $50,000 applied toward the purchase price) plus a promissory note of $150,000.

NOTE 2 – PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed balance sheet and statements of operations give effect to the following pro forma adjustments:

(1)	To reflect cash proceeds of $2,300,000 and note receivable of $150,000 from the sale of the Perfect Essentials Division, as if the Disposition had occurred on September 30, 2007.
(2)	To reflect elimination of the accounts associated with the Perfect Essentials Division that are included in the historical financial statements of the Company and transferred to PWE.
(3)	To reflect estimated legal, consulting and other costs directly associated with the Disposition.
(4)
To reflect the estimated net gain related to the Disposition. The actual net gain to be reported in discontinued operations in the Company’s income statement is subject to change pending final determination of the transaction costs and other adjustments.

(5)
To reflect the elimination of the financial results of the Perfect Essentials Division that are included in the historical financial statements of the Company and to present the Statement of Operations as if we did not have the Perfect Essentials Division during the nine and twelve month period presented.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our directors shall not be liable to our stockholders or us for monetary damages for breach of fiduciary duty as a director.

Our Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any legal action, suit or proceeding, whether criminal, civil, administrative or investigative, whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was our director or officer, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, our certificate of incorporation provides for indemnification of any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was our director or officer and is or was serving as our fiduciary, or otherwise rendering to, any employee benefit plan relating to us. Our indemnification obligation in the certificate of incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$535.00
Transfer Agent Fees	$5,000.00
Accounting fee and expenses	$5,000.00
Legal fees and expenses	$40,000.00
Miscellaneous	$10,000.00
Total	$60,535.00

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On October 11, 2007, Water Science LLC exercised a portion of its warrants and the Company issued 1,538,463 shares of common stock to Water Science, at an exercise price of $1.30 per share.

On May 7, 2007, Charlie and Donna Bergh exercised their warrants, and the Company issued 100,000 shares of common stock to them, at an exercise price of $0.50 per share.

In May 2007, the Company entered into a termination agreement related to the cancellation and reissuance of the existing warrants (“Original Warrants”) to purchase a total of 8.4 million shares of $0.0001 par value common stock of the Company, at a price of $2.76 per share, held by Water Science. The Company granted to Water Science replacement warrants to purchase 8.4 million shares of common stock with an exercise price of $1.30 per share and an expiration date of May 9, 2010. The Company has a right to require Water Science to exercise one of the warrants for up to 3,230,769 shares; the Company may exercise the put right from time to time, but not more often than once per month.

On October 25, 2006, the Company entered into a stock purchase agreement with Peter F. Ullrich, a shareholder of the Company, whereby Mr. Ullrich agreed to purchase a total of 2,307,692 newly issued shares of $0.0001 par value common stock of the Company for a purchase price of $1.30 per share in a private transaction, for total consideration of $3,000,000. Under the terms of the agreement, Mr. Ullrich purchased 1,153,846 shares on October 25, 2007 and the remaining 1,153,846 shares on January 2, 2007. The sale of the securities was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933 (the “Act”) and Rule 506 of Regulation D promulgated thereunder, in that Water Science is an accredited investor and the placement occurred without general solicitation.

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Item 27. Exhibits

The exhibits filed or furnished with this Registration Statement on Form SB-2 are shown on the Exhibit List that follows the signatures hereto, which list is incorporated herein by reference.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

a.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.
to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

c.
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

4.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the mater has been stated by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on January 23, 2008.

EAU Technologies, Inc.
By:	/s/ Wade R. Bradley
Wade R. Bradley Chief Executive Officer,

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wade R. Bradley	Chief Executive Officer	January 23, 2008
Wade R. Bradley	(principal executive officer)

/s/ Brian D. Heinhold	Chief Financial Officer (principal	January 23, 2008
Brian D. Heinhold	accounting officer)

/s/ J. Leo Montgomery	Director	January 23, 2008
J. Leo Montgomery

/s/ Karl Hellman	Director	January 23, 2008
Karl Hellman

/s/ Theodore C. Jacoby, Jr.	Director	January 23, 2008
Theodore C. Jacoby, Jr.

*	Director	January 23, 2008
Jay Potter

*	Director	January 23, 2008
Peter F. Ullrich

*	Director	January 23, 2008
William J. Warwick

* By:	/s/ Brian D. Heinhold
Brian D. Heinhold
Attorney-in-Fact

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Exhibit Index

Exhibit No.	Identification of Exhibit
3(i).1	Articles of Incorporation (incorporated by reference from registration statement on Form SB-2 filed with the SEC on July 29, 2002)
3(i).2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference from registration statement on Form SB-2 filed with the Securities and Exchange Commission on July 29, 2002)
3(i).3	Certificate of Amendment of Certificate of Incorporation (Incorporated by reference from current report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2007)
3(ii).1	Amended and Restated Bylaws (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007).
4.1*	Form of Stock Certificate
5.1*	Opinion of Arnall Golden Gregory LLP
10.1	Subscription Agreement, by and between the Company and Water Science, LLC, dated May 1, 2006 (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, dated May 4, 2006)
10.2	Warrant Agreement, by and between the Company and Water Science, LLC, dated May 1, 2006 (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, dated May 4, 2006)
10.3	Registration Rights Agreement by and between the Company and Water Science, LLC, dated May 1, 2006 (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, dated May 4, 2006)
10.4
Amended and Restated Exclusive License and Distribution Agreement, by and between the Company and Water Science, LLC, dated May 1, 2006 (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, dated May 4, 2006)

10.5
Engagement Letter by and between the Company and SunTrust Robinson Humphrey Capital Markets Division, dated October 31, 2005 (Incorporated by reference to Exhibit 10.12 of the Company’s Form 10-QSB for the quarter ended March 31, 2006)

10.6
Consulting Agreement by and between the Company and JL Montgomery Consulting, LLC, dated May 1, 2006 (Incorporated by reference to Exhibit 10.13 of the Company’s Form 10-QSB for the quarter ended March 31, 2006)

10.7
Consulting Agreement by and between the Company and Brand Velocity, Inc, dated March 28, 2006 (Incorporated by reference to Exhibit 10.14 of the Company’s Form 10-QSB for the quarter ended March 31, 2006)

10.8	Separation Agreement by and between the Company and Gaylord Karren, dated May 26, 2006 (Incorporated by reference to Exhibit 10.1 of the Company's Form 8-K, dated June 2, 2006)
10.9
Termination Agreement by and between the Company and Coating Systems Laboratories, dated June 15, 2006. (Incorporated by reference to Exhibit 10.8 of the Company's Form 10-QSB for the quarter ended June 30, 2006).

10.10
Agreement by and between the Company and Coating Systems Laboratories, dated June 20, 2006. (Incorporated by reference to Exhibit 10.9 of the Company's Form 10-QSB for the quarter ended June 30, 2006).

10.11
Termination Agreement by and between the Company and KES Science and Technology, Inc., dated July 31, 2006. (Incorporated by reference to Exhibit 10.10 of the Company's Form 10-QSB for the quarter ended June 30, 2006).

10.12	Form of Employment Agreement dated as of October 24, 2006 with Wade R. Bradley. (Incorporated by reference to Exhibit 10.1 of the Company's Form 8-K dated October 30, 2006.)
10.13	Form of Option Agreement dated as of October 24, 2006 with Wade R. Bradley. (Incorporated by reference to Exhibit 10.2 of the Company's Form 8-K dated October 30, 2006.)
10.14	Form of Escrow Agreement dated as of October 24, 2006 with Wade R. Bradley. (Incorporated by reference to Exhibit 10.3 of the Company's Form 8-K dated October 30, 2006.)

II-4

10.15
Equilease Stock Purchase Agreement by and between the Company and EOWORP, L.L.C. dated September 13, 2006. (Incorporated by reference to Exhibit 10.2 of the Company's Form 10-QSB for the quarter ended September 30, 2006.)

10.16
Amended and Restated License Agreement dated as of January 10, 2007 by and between Electric Aquagenics Unlimited, Inc. and Zerorez Franchising Systems, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Form 8-K dated November 16, 2006.)

10.17
Stock Purchase Agreement dated as of January 10, 2007 by and between Electric Aquagenics Unlimited, Inc. and Peter Ullrich. (Incorporated by reference to Exhibit 10.2 of the Company's Form 8-K dated November 16, 2006.)

10.18	Separation Agreement by and between the Company and John Hopkins, dated May 26, 2006 (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated April 2, 2007)
10.19
Amended and Restated License Agreement dated as of January 10, 2007 by and between Electric Aquagenics Unlimited, Inc. and Zerorez Franchising Systems, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated January 17, 2007)

10.20
Stock Purchase Agreement dated as of January 10, 2007 by and between Electric Aquagenics Unlimited, Inc. and Peter Ullrich (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K dated January 17, 2007)

10.21	Waiver Letter signed January 10, 2007 by Peter Ullrich (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K dated January 17, 2007)
10.22
Agreement Terminating Warrants and Registration Rights dated as of May 9, 2007 between the Company and Peter F. Ullrich and Water Sciences LLC (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated May 15, 2007)

10.23	Warrant Agreement dated as of May 9, 2007 between the Company and Peter F. Ullrich and Water Sciences LLC (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K dated May 15, 2007)
10.24
Warrant and Put Agreement dated as of May 9, 2007 between the Company and Peter F. Ullrich and Water Sciences LLC (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K dated May 15, 2007)

10.25
Amended and Restated Registration Rights Agreement dated as of May 9, 2007 between the Company and Peter F. Ullrich and Water Sciences LLC (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K dated May 15, 2007)

10.26	2005 Stock Option Plan (Incorporated by reference to Ex.10.1 to the Company’s 10-QSB filed on March 31, 2005)
10.27
License agreement between University of Georgia Research Foundation, Inc. and Electric Aquagenics Unlimited, Inc. dated June 18, 2002 (Incorporated by reference to Exhibit 10.9 of the Company's Form 10-QSB for the quarter ended June 30, 2007)

10.28
Agreement for Purchase and Sale of Assets dated as of August 13, 2007 between the Company and Perfect Water & Essentials, LLC (“PWE”) (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated August 22, 2007)

10.29
Agreement for Purchase and Sale of Assets dated as of August 13, 2007 between the Company and Perfect Water & Essentials, LLC (“PWE”) (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated September 27, 2007)

10.34	EAU Technologies, Inc. 2007 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed with the Commission on November 5, 2007).
10.30	Form of Employment Agreement dated as of November 8, 2007 with Doug Kindred (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated November 8, 2007)
10.31	Form of Option Agreement dated as of November 8, 2007 with Doug Kindred (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K dated November 8, 2007)
10.32	Promissory Note dated November 15, 2007 in favor of the Company by Perfect Water & Essentials, LLC (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K dated November 15, 2007)
10.33	Form of Option Agreement dated as of December 6, 2007 with select employees (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated December 6, 2007)
14	Code of Ethics (incorporated by reference from our Annual Report for the year ended December 31, 2004, filed with the Securities and Exchange Commission on April 15, 2005).
23.1	Consent of HJ & Associates, LLC.
25.1	Power of Attorney of Directors dated as of July 16, 2007 (included in signature page to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 16, 2005)

*Previously filed

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